Exhibit 10.2

TERM LOAN AND
SECURITY AGREEMENT

dated as of April 21, 2006

among

LARCLAY, L.P.,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

MERRILL LYNCH CAPITAL,

a division of Merrill Lynch Business Financial Services Inc.,

as Administrative Agent for the Lenders

i

TERM LOAN AND SECURITY AGREEMENT

TERM LOAN AND SECURITY AGREEMENT (the “Loan Agreement”) dated as of April 21, 2006, among LARCLAY, L.P., a limited partnership organized and existing under the laws of the State of Texas having its principal office at Six Desta Drive, Suite 6500, Midland, Texas 79705 (together with its successors and permitted assigns, “Borrower”), each of the lenders that is a signatory hereto or which becomes a signatory hereto pursuant to Section 3.8(t) hereof (individually, together with its successors and assigns, a “Lender” and collectively, the “Lenders”), and MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., a corporation organized and existing under the laws of the State of Delaware having its principal office at 222 North LaSalle Street, 16th Floor, Chicago, Illinois 60601, as agent for the Lenders (the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined herein are used with the meanings ascribed thereto in the Definitions Section of this Loan Agreement.

In consideration of $10, other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the covenants and agreements herein contained, Borrower, Administrative Agent and each Lender hereby agree as follows, intending to be legally bound:

ARTICLE I.  DEFINITIONS

Section 1.1             Specific Terms.  In addition to terms defined elsewhere in this Loan Agreement, when used herein the following terms shall have the following meanings:

“Administrative Agent” has the meaning assigned to it in the introductory paragraph hereof.

“Adverse Environmental Condition” means (i) the existence or the continuation of the existence of an Environmental Contamination (including, without limitation, a sudden or non-sudden accidental or non-accidental Environmental Contamination), or exposure to any substance, chemical, material, pollutant, Hazardous Substance, odor or audible noise or other release or emission in, into or onto the environment (including without limitation, the air, ground, water or any surface) at, in, by, from or related to any Collateral, (ii) the environmental aspect of the transportation, storage, treatment or disposal of materials in connection with the operation of any Collateral, or (iii) the violation, or alleged violation, of any Environmental Law, permits or licenses of, by or from any Governmental Agency or court relating to environmental matters connected with any of the Collateral.

“Affiliate” of any Person means any Person directly or indirectly controlled by, controlling or under common control with such first Person.  For the purposes of this definition “control” of any Person includes (a) with respect to any corporation or other Person having voting shares or the equivalent and elected directors, managers, or Persons performing similar functions, the ownership or power to vote, directly or indirectly shares or the equivalent representing fifty percent (50%) or more of the power to vote in the election of directors, managers or Persons performing similar functions (other than as a limited partner of such other Person) and (b) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise.

“Applicable Law” means all laws, judgments, decrees, ordinances and regulations and any other governmental rules, orders and determinations and all requirements having the force of law, now or hereafter enacted, made or issued, whether or not presently contemplated, including (without limitation) compliance with all requirements of zoning laws and labor laws, compliance with which is required with respect to the Collateral, whether or not such compliance shall require structural, unforeseen or extraordinary changes to any of the Collateral or the operation, occupancy or use thereof.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, operates or manages such Lender.

“Assignment and Acceptance” means an agreement by which an assignment is made pursuant to Section 3.8(t) hereof, in form and substance reasonably satisfactory to Administrative Agent.

“Assignment Fee” has the meaning given in Section 3.8 (t)(i).

“Bankruptcy Event” means any of the following: (i) a proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, liquidation, winding up or receivership law or statute shall be commenced, filed or consented to by any Credit Party; or (ii) any such proceeding shall be filed against any Credit Party and shall not be dismissed or withdrawn within sixty (60) days after filing; or (iii) any Credit Party shall make a general assignment for the benefit of creditors; or (iv) any Credit Party shall generally fail to pay or admit in writing its inability to pay its debts as they become due; or (v) any Credit Party shall be adjudicated a bankrupt or insolvent; or (vi) any Credit Party shall take advantage of any other law or procedure for the relief of debtors or shall take any action for the purpose of or with a view towards effecting any of the foregoing; or (vii) a receiver, trustee, custodian, fiscal agent or similar official for any Credit Party or for any substantial part of any of their respective property or assets shall be sought by such Credit Party or appointed.

“Base Location” means the physical location of the Collateral when it is not under contract, mobilizing or de-mobilizing, which Base Location is set forth on Exhibit A attached hereto.

“Borrower” has the meaning assigned to it in the introductory paragraph hereof.

“Business Day” means any day other than a Saturday, a Sunday, and any day on which banking institutions located in the State of Illinois are authorized by law or other governmental action to close.

“Certificate of Compliance” means a duly executed certificate, in substantially the same form as Exhibit B attached hereto, of the General Partner of Borrower, certifying as to the matters set forth in such certificate.

“Closing Date” means the date upon which all conditions precedent to Lenders’ obligation to make the first advance under the Loan shall have been met or waived to the satisfaction of all Lenders.

“Code” means the Internal Revenue Code of 1986.

“Collateral,” wherever located, means (i) the twelve (12) Rigs referred-to on Exhibit A attached hereto, which Collateral includes replacements, accessories, additions, accessions, attachments, appurtenances, modifications, upgrades, improvements and substitutions to any of the foregoing; all records relating in any way to the foregoing (including, without limitation, any computer software, whether on tape, disk, card, strip, cartridge or any other form); and all products and proceeds of any of the foregoing (including without limitation, insurance payable by reason of loss or damage to the foregoing), (ii) all of Borrower’s now owned as well as hereafter acquired parts, equipment and inventory related to the Collateral that do not customarily bear serial numbers; and all products and proceeds of any of the foregoing (including, without limitation, insurance payable by reason of loss or damage to the foregoing), and (iii) the Drilling Services Contract.  As of the date of this Loan Agreement, Collateral includes the Operating Rigs described on Exhibit A-1, parts Collateral includes the yard inventory described on Exhibit A-2, and the Drilling Services Contract.

“Commitment Expiration Date” means February 28, 2007 at 2:00 p.m.

“Credit Party” and “Credit Parties” means, individually or collectively, Borrower and all Guarantors.

“CWEI” means Clayton Williams Energy, Inc., a Delaware corporation.

“Default” means either an “Event of Default” as defined in Section 3.5 hereof, or an event which with the giving of notice, passage of time, or both, would constitute such an Event of Default.

“Default Rate” means an annual interest rate equal to the lesser of (i) five (5.00%) percentage points over the Interest Rate or (ii) the highest interest rate permitted to be contracted for, charged, reserved, taken or received by applicable law.

“Disqualified Capital Stock” means any Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Stock (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Stock (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans or other obligations hereunder outstanding and all of the commitments are terminated.

“Dollars,” “$” or “USD” means lawful currency of the United States of America.

“Drilling Services Contract” means the Drilling Contract for Multiple Rigs, dated as of April 21, 2006, between Borrower and CWEI, each related Drilling Contract (as defined in such agreement) and the Operating Agreement for Drilling Rigs dated as of April 20, 2006 executed by and between Borrower and Lariat Services, Inc.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) a Lender, any Affiliate (other than individuals) or Approved Fund of a Lender, and (e) during the continuation of a Default, any other Person so long as the assigning Lender provides at least five (5) Business Days prior written notice to Administrative Agent of such assignment; provided, however, in order for any assignee to be a party to this Agreement, such assignee must be exempt from withholding taxes.

“Environmental Claim” means any accusation, allegation, notice of violation, claim, demand, abatement or other order on direction (conditional or otherwise) by any governmental authority or any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment or other adverse affects on the environment, or for fines, penalties or restrictions, resulting from or based upon any Adverse Environmental Condition.

“Environmental Contamination” means any actual or threatened release, spill, emission, leaking, pumping, injection, presence, deposit, abandonment, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any of the Collateral, including, without limitation, the movement of any Hazardous Substance or other substance through or in the air, soil, surface water, groundwater or property which is not in compliance with applicable Environmental Laws.

“Environmental Law” means any present or future federal, foreign, state or local law, ordinance, order, rule or regulation and all judicial, administrative and regulatory decrees, judgments and orders, pertaining to health, industrial hygiene, the use, disposal or transportation of Hazardous Substances, Environmental Contamination, or pertaining to the protection of the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 1361 et seq.), the Occupational Safety and Health Act (19 U.S.C. § 651 et seq.), the Hazardous and Solid Waste Amendments (42 U.S.C. § 2601 et seq.), as these laws have been or may be amended or supplemented, and any successor thereto, and any analogous foreign, state or local statutes, and the rules, regulations and orders promulgated pursuant thereto.

“Environmental Loss” means any loss, cost, damage, liability, deficiency, fine, penalty or expense (including, without limitation, reasonable attorneys’ fees, engineering and other professional or expert fees), investigation, removal, cleanup and remedial costs (voluntarily or involuntarily incurred) and damages to, loss of the use of or decrease in value of the Collateral arising out of or related to any Adverse Environmental Condition.

“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

“Event of Loss” means the occurrence whereby any tangible Collateral having a value in excess of $250,000 or more is damaged beyond repair, lost, totally destroyed or confiscated.

“Event of Loss Prepayment” has the meaning given in Section 3.4(i).

“Excluded Taxes” means, with respect to the Administrative Agent or any Lender, (a) income or franchise taxes imposed on or measured by its net income (however denominated) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) franchise taxes imposed by the State of Texas or other Governmental Agency on either the Administrative Agent or the Lenders as a result of doing business in the State of Texas or other jurisdiction, and (d) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.12.

“Facility Fee” means a fully-earned, non-refundable facility fee of $375,000, of which $375,000 has already been paid by Borrower to Administrative Agent.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funding Source” has the meaning given in Section 3.8 (t)(v).

“GAAP” means the generally accepted accounting principles in effect in the United States of America from time to time.

“General Funding Conditions” means (A) each of the following conditions to the first Loan advance by Lenders hereunder: (i) no Default or Event of Default shall have occurred and be continuing or would result from the making of any such loan or advance hereunder by Lenders; (ii) there shall not have occurred and be continuing any Material

Adverse Effect and Administrative Agent shall continue to be satisfied with the financial condition of Borrower; (iii) all representations and warranties of all of the Credit Parties herein or in any of the Loan Documents shall then be true and correct in all material respects (except those that relate to a specific date and were true and correct on such date); (iv) Lenders shall have received this Loan Agreement and all of the other Loan Documents duly executed, and filed or recorded or in a form suitable for filing and recording where applicable, all of which shall be in form and substance satisfactory to Lenders; (v) the Facility Fee shall have been paid in full; (vi) Administrative Agent shall have received evidence satisfactory to it as to the ownership of the Collateral and the perfection and priority of Administrative Agent’s Liens and security interests thereon, (vii) Administrative Agent shall have received evidence satisfactory to it of the insurance required hereby or by any of the Loan Documents; (viii) Administrative Agent shall have received (1) resolutions of the Board of Directors or General Partner, as applicable, of each Credit Party authorizing the Loan and the execution, delivery and performance of the Loan Documents, (2) an incumbency certificate of and each Credit Party, (3) governmental certificates of good standing and existence of each Credit Party, (4) certified articles of incorporation or other formation document and bylaws or other operating agreement or regulations of each Credit Party and (5) an opinion of Borrower’s counsel covering matters as are customary in loan transactions and covering such additional matters as Administrative Agent may reasonably request; and (ix) Administrative Agent shall have received such other documents and information as Administrative Agent may reasonably request, and (B) each of the following conditions to any subsequent Loan advance made by Lenders hereunder:  (i) no Default or Event of Default shall have occurred and be continuing or would result from the making of any such loan or advance hereunder by Lender; (ii) there shall not have occurred and be continuing any Material Adverse Effect; (iii) all representations and warranties of Borrower herein or in any of the Loan Documents shall then be true and correct in all material respects (except those that relate to a specific date and were true and correct on such date); and (iv) Administrative Agent shall have received evidence satisfactory to it as to the description and ownership of any additional Rigs being financed with such advance and the perfection and priority of Administrative Agent’s Liens and security interests thereon.

“General Partner” means Larclay GP, LLC, a Texas limited liability company.

“Governmental Agencies” means any government or any state, department or other political subdivision thereof or governmental body, agency, authority, department or commission having jurisdiction over Borrower or its properties (including without limitation any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by the foregoing.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such guaranteeing Person (whether or not contingent):  (i) to purchase or repurchase any such primary obligation; (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) to indemnify the owner of such primary obligation against loss in respect thereof.

“Guarantor” means CWEI and each Subsidiary that executes a Guaranty pursuant to Section 3.3(g).

“Guaranty” means, in the case of CWEI, the Guaranty delivered by CWEI pursuant to Section 3.4(l) substantially in the form of Exhibit D-1 hereto, and in the case of any Subsidiary, a guaranty delivered by such Subsidiary pursuant to Section 3.3(g), substantially in the form of Exhibit D-2.

“Hazardous Substances” means and includes hazardous substances as defined in CERCLA; oil of any kind, petroleum products and their by-products, including, but not limited to, sludge or residue; asbestos containing materials; polychlorinated biphenyls; any and all other hazardous or toxic substances; hazardous waste, as defined in CERCLA; medical waste; infectious waste; those substances listed in the United States Department of Transportation Table (49 C.F.R. § 172.101); explosives; radioactive materials; and all other pollutants, contaminants and other substances regulated or controlled by the Environmental Laws and any other substance that requires special handling in its collection, storage, treatment or disposal under the Environmental Laws.

“Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, but not including accounts payable and accrued expenses, liabilities, or other obligations to pay the deferred purchase price of property or services, from time to time incurred in the ordinary course of business which are not greater than sixty (60) days past the date of invoice or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP); (ii) all obligations evidenced by notes, bonds, debentures or similar instruments; (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all capital lease obligations; (v) all Guaranteed Indebtedness; and (vi) all Indebtedness referred to in clauses (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Period” means each calendar month occurring during the period commencing with the month of the Closing Date through and including the calendar month of the Maturity Date; provided, however, that no Interest Period shall commence or extend past the Maturity Date and the Loan shall bear interest at the Default Rate after the Maturity Date.

“Interest Rate” means, with respect to the Loan for any Interest Period, a rate per annum equal to the sum of the LIBOR Rate for such Interest Period plus three hundred and twenty-five (325) basis points.

“LC Event” means that the Letter of Credit shall not have been renewed or extended for at least an additional one year period (and such renewal or extension received by Administrative Agent) no later than 30 days prior to the then current expiry date thereof unless the following documents have been delivered to Administrative Agent:  (i) the CWEI Guaranty, and (ii) a Secretary’s Certificate certifying the signature and incumbency of the Person signing the CWEI Guaranty and the authorizing resolutions therefor.

“Lender” and “Lenders” have the meanings assigned to them in the introductory paragraph hereof.

“Letter of Credit” means that letter of credit in the amount of $19,000,000, issued by a financial institution reasonably acceptable to Administrative Agent for the account of CWEI and for the benefit of Administrative Agent, for itself and each Lender party to this Loan Agreement.

“LIBOR Rate” means, with respect to the Loan for any Interest Period, an interest rate per annum (rounded upward to the next higher whole multiple of one-sixteenth percent if such rate is not such a multiple), equal to the rate per annum (rounded upwards to the next higher whole multiple of one-sixteenth percent if such rate is not such a multiple) as determined on the basis of the average of the rates offered by a majority of the banks in the London interbank market for deposits in U.S. Dollars for one (1) month, to the extent the rates as published in the “Bloomberg Professional Service, Screen BAAM” on the Business Day next preceding the first day of such Interest Period (provided, however, that with respect to the first Interest Period of the Loan, on the third Business Day next preceding the first day of such Interest Period).

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

“Loan” means a term installment loan in an amount not to exceed $75,000,000 made, or to be made, pursuant to this Loan Agreement.

“Loan Agreement” has the meaning assigned to it in the introductory paragraph hereof.

“Loan Documents” means this Loan Agreement, the Note, the Guaranty, the Letter of Credit, any indenture, and all other security and other instruments, assignments, consents, certificates, certifications and agreements of any kind relating to any of the

Obligations, whether obtained, authorized, authenticated, executed, sent or received concurrently with or subsequent to this Loan Agreement, or which evidence the creation, guaranty or collateralization of any of the Obligations or the granting or perfection of Liens or security interests upon any Collateral or any other collateral for the Obligations, including any modifications, amendments or restatements of the foregoing.

“Loan Purpose” means the purpose for which the proceeds of the Loan will be used; to wit:  (i) to finance improvements to, and refurbishment of, Rigs, (ii) to acquire Rigs, and (iii) to repay loans or advances made by CWEI to Borrower to the extent such loans or advances were made for a Loan Purpose.

“Location of Tangible Collateral” means, at any time,  the physical location of the Collateral when it is not at its Base Location.

“Majority Lenders” shall mean those Lenders holding at least sixty six percent (66%) of the Loan.

“Material Adverse Effect” means any act, event, condition or circumstance which materially and adversely changes or affects (a) the business, operations, condition (financial or otherwise), performance or assets of Borrower and its Subsidiaries or CWEI and its Subsidiaries, in each case taken as a whole, (b) the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party or by which it is bound or (c) the enforceability of any Loan Document.

“Maturity Date” means the date that is the fifth anniversery of the Closing Date.

“Net OLV” means the appraised orderly liquidation value of any particular item of Collateral, minus the fair market value of tubulars, minus an amount equal to ten percent (10%) of the appraised orderly liquidation value (being an estimate of the cost of marshalling, storage, make-ready and sale expenses).

“Note” has the meaning given in Section 2.2.

“OFAC” has the meaning given in Section 3.8(r).

“Obligations” means all present and future liabilities, indebtedness and obligations of Borrower to Administrative Agent and Lenders under the Loan Documents, whether now existing or hereafter arising, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary or joint or several, and, without limiting the generality of the foregoing, shall include principal, accrued interest (including without limitation interest accruing after the filing of any petition in bankruptcy), all advances made by or on behalf of Administrative Agent or Lenders under the Loan Agreement and other Loan Documents, collection and other costs and expenses incurred by or on behalf of Administrative Agent or Lenders, whether incurred before or after judgment, and all present and future liabilities, indebtedness and obligations of Borrower under the Notes issued pursuant hereto and this Loan Agreement.

“Operating Rig Collateral” means Operating Rigs in the Collateral pool.

“Operating Rigs” means Rigs that are operating or are fully capable of operation and meet customary industry standards for Rigs under contract for drilling.

“Other Taxes” has the meaning given in Section 2.5(a).

“Participant Register” has the meaning given in Section 3.8(t)(v).

“Payment Date” means the first day of the calendar month immediately succeeding the Closing Date and the first day of each successive calendar month thereafter through and including the Maturity Date; provided that if the first day of any calendar month is not a Business Day, then the Payment Date for such calendar month shall be the next succeeding Business Day.

“Permitted Liens” means:  (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to drilling operations, each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by Borrower or materially impair the value of such property subject thereto; (d) contractual Liens which arise in the ordinary course of business under agreements which are usual and customary in the drilling or oil and gas business and are for claims that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by Borrower or materially impair the value of such property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by applicable regulations and no such deposit account is intended by Borrower to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property which in the aggregate do not materially impair the use of such property for the purposes of which such property is held or materially impair the value of such property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an

Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; (i) Liens in favor of Administrative Agent or that otherwise secure the Obligations; and (j) any other Liens expressly permitted herein or in writing by Administrative Agent.

“Person” means any natural person and any corporation, partnership (general, limited or otherwise), limited liability company, trust, association, joint venture, governmental body or Governmental Agency or other entity having legal status of any kind.

“Prepayment Premium” has the meaning given in Section 2.10(c).

“Prime Rate” means with respect to any Interest Period, the rate publicly announced in New York, New York from time to time as the prime rate of JPMorgan Chase Bank N.A. (or any successor thereof) (“JPMorgan”).  The Prime Rate shall be determined by Administrative Agent at the close of business two (2) Business Days before a Payment Date, and shall be effective to but not including the next applicable Payment Date.  The Prime Rate is not intended to be the lowest rate of interest charged by JPMorgan or the Lenders in connection with extensions of credit to debtors.

“Register” has the meaning given in Section 3.8 (t)(iii).

“Registered Loans” has the meaning given in Section 3.8(t)(iii).

“Related Lender Assignment” means an assignment of all or any portion of a Loan made by a Lender to an Affiliate of such Lender or an Approved Fund of such Lender.

“Related Party Register” has the meaning given in Section 3.8 (t)(iii).

“Responsible Officer” means, as to Borrower, the Chief Executive Officer, the President, any financial officer or any Vice President of General Partner.

“Restricted Payment” means (i) any dividend or distribution (whether in cash, securities or other property) with respect to any Stock in Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Stock in Borrower or any option, warrant or other right to acquire Stock in Borrower; or (ii) any payment or distribution made in respect of any subordinated Indebtedness of Borrower or its Subsidiaries by Borrower or its Subsidiaries in violation of any subordination or other agreement made in favor of Administrative Agent.

“Rig” means a drilling rig and its substructure, engine, braking system, drill pipe, drill collar and related equipment and parts (including spare parts related to such Rig); provided, however, that the lack of, or inability to obtain drill pipe, does not mean such rig or rigs are not operable or are excluded from the definition of Operating Rig.

“Stock” means all certificated and uncertificated shares, options, warrants, membership interests, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Subsidiary” means as to any particular parent entity, any corporation, partnership, limited liability company or other entity (whether now existing or hereafter organized or acquired) in which more than fifty percent (50%) of the outstanding equity ownership interests having voting rights as of any applicable date of determination, shall be owned directly, or indirectly through one or more Subsidiaries, by such parent entity.

“Taxes” means any present or future taxes, levies, duties, imposts, fees, deductions, withholdings or other charges imposed by any Governmental Agency, including any interest, additions to tax or penalties with respect thereto.

“Trigger Date” shall have the meaning given in Section 3.4(i).

“UCC” shall mean the Uniform Commercial Code of Illinois as in effect in Illinois from time to time.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

Section 1.2             Other Terms.  Except as otherwise defined herein, all terms used in this Loan Agreement which are defined in the UCC shall have the meanings set forth in the UCC and accounting terms not defined herein shall have the meaning ascribed to them in GAAP.

Section 1.3             UCC Filing.  Borrower hereby authorizes Administrative Agent to file a record or records (as defined or otherwise specified under the UCC), including, without limitation, financing statements, in all jurisdictions and with all filing offices as Administrative Agent may reasonably determine (other than any broad description such as “all assets” of Borrower or words of similar effect) are necessary or advisable to perfect the security interest granted to Administrative Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to Administrative Agent herein.  Borrower agrees not to file any corrective or termination statements or partial releases with respect to any UCC statements filed by Administrative Agent pursuant to this Loan Agreement without Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 1.4             Computations of Time; Other Definitional Provisions.  In this Loan Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding.”  References in this Loan Agreement to any contract or agreement shall be a reference to such contract or agreement as the same may be amended, amended and restated, supplemented, renewed, extended, or otherwise modified from time to time in accordance with its terms.

ARTICLE II.  THE LOAN

Section 2.1             Commitment.  Subject to the terms and conditions hereof, each Lender agrees, severally and not jointly, to make its percentage share of the Loan, as set forth on Schedule 1 hereto, available to Borrower in multiple advances, as requested by Borrower in accordance herewith, from the Closing Date through the Commitment Expiration Date for the Loan Purpose or as otherwise allowed by Section 2.8, and Borrower agrees to borrow all amounts available from Lenders to satisfy the Loan Purpose or as otherwise allowed by Section 2.8.

Section 2.2             Note.  The Loan will be evidenced by those certain promissory Notes executed of even date herewith by Borrower, payable to the order of Administrative Agent for the benefit of Lenders and issued pursuant to this Loan Agreement, substantially in the form of Exhibit C attached hereto (the “Note”).  The Note is hereby incorporated as a part hereof as if fully set forth herein.

Section 2.3             Repayment of Principal.

(a)           Borrower shall pay to Administrative Agent, for the account of each Lender, the outstanding principal amount of the Loan, in monthly principal installments on each Payment Date that occurs on and after April 1, 2007, as follows:

(i)            for each Payment Date occurring during the period from and including April 1, 2007 through and including March 1, 2008, an equal monthly principal installment equal to 1/12 of 35% of the outstanding principal amount of the Loan on April 1, 2007;

(ii)           for each Payment Date occurring during the period from and including April 1, 2008 through and including March 1, 2010, an equal monthly principal installment equal to 1/24 of 50% of the outstanding principal amount of the Loan on April 1, 2007; and

(iii)          for each Payment Date occurring during the period from and including April 1, 2010 through and including March 1, 2011, an equal monthly principal installment equal to 1/12 of 15% of the outstanding principal amount of the Loan on April 1, 2007.

(b)           Additionally, Borrower shall pay to Administrative Agent, for the account of each Lender, the remaining principal balance of the Loan on the Maturity Date.

(c)           The Loan shall be evidenced by and repayable in accordance with the terms hereof and of the Note.

(d)           If, on the Commitment Expiration Date, the Net OLV of the Operating Rigs (including Collateral related rig equipment, parts and tools) exceeds seventy-five percent (75%) of the then outstanding principal balance of the Loan, Borrower shall prepay the Loan to the extent of such excess on March 1, 2007.

(e)           Payments of principal and interest shall be made by Automated Clearing House debit of immediately available funds from the account designated by Borrower in the Automated Clearing House debit authorization executed by Borrower in connection with the Loan Agreement, or by wire transfer of immediately available funds to LaSalle Bank, 135 South LaSalle Street, Chicago, Illinois 60603, ABA 071000505, Account name:  MLBFS Equipment Finance, Account #5800393166, Attention:  MLC Equipment Finance, reference Larclay, L.P., or such other address as Administrative Agent shall have designated to Borrower in writing, and shall be effective upon receipt.

Section 2.4             Interest.

(a)           Borrower shall pay interest, in arrears, on the unpaid principal amount of the Loan from the Closing Date until the principal amount of the Loan is paid in full, on each Payment Date at a rate of interest per annum (computed on the basis of a 360-day year and actual days elapsed) equal to the Interest Rate; provided, however, that all interest accrued on the Loan and unpaid on the Maturity Date shall be paid on the Maturity Date.

(b)           If prior to the commencement of any Interest Period for the Loan, Administrative Agent shall determine that by reason of circumstances affecting the London interbank market adequate and reasonable means do not exist for ascertaining the Interest Rate based on the LIBOR Rate for such Interest Period or Administrative Agent is advised by the Majority Lenders that the Interest Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loan for such Interest Period, then Administrative Agent shall give notice thereof to Borrower and Lenders by telephone or telecopy as promptly as practicable thereafter and, until Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, the Loan shall bear interest at the Prime Rate during such Interest Period.

(c)           If any payment required under this Loan Agreement or the Note is not paid within five (5) days after such payment is due, then, unless waived pursuant to Section 3.8(s) hereof, Borrower shall pay, at Administrative Agent’s request, a late charge (the “Late Charge”) equal to five percent (5.00%) of the amount of such payment to compensate Lenders for administrative expenses and other costs of delinquent payments.  Each such Late Charge may be assessed upon notice, shall be immediately due and payable and shall be in addition to all other rights and remedies available to Administrative Agent and Lenders.  If an Event of Default has occurred and is continuing, or if any principal of or interest on the Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, then the principal amount of the Loan outstanding and any overdue amount (in the case of a failure to pay amounts when due) may, at the election of Administrative Agent, bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate; provided, however, that if the sole Event of Default is failure to make a payment required under this Loan Agreement and Borrower has paid a Late Charge in respect of such payment, interest on account of such Event of Default will not be charged during the month in which such Late Charge was paid unless another Event of Default occurs during such month.

(d)           In no event shall any interest rate provided for in this Loan Agreement or the Note exceed the maximum rate permitted by the then Applicable Law.  It is the intention of the parties hereto to strictly comply with applicable usury laws; accordingly, it is agreed that, notwithstanding any provision to the contrary in this Loan Agreement, in the Notes, or in the other Loan Documents, in no event shall this Loan Agreement, the Notes, or the other Loan Documents be construed to charge, contract for or require the payment or permit the collection of interest in excess of the maximum amount permitted by Applicable Law.  If any such excess interest is contracted for, charged or received under this Loan Agreement, the Note or the other Loan Documents, or in the event that all of the principal balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received on the principal balance shall exceed the maximum amount of interest permitted by Applicable Law, then in such event (i) the provisions of this Section 2.4(d) shall govern and control, (ii) neither Borrower, any Guarantor or any other person or entity now or hereafter liable for the payment thereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by Applicable Law, (iii) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal balance or refunded to Borrower, at the option of the Lenders, and (iv) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under Applicable Law as now or hereafter construed by the courts having jurisdiction thereof.  It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Loan Agreement, the Note and the other Loan Documents which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by Applicable Law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from Borrower or otherwise by the Lenders in connection with such indebtedness; provided, however, that if any applicable state law is amended or the law of the United States of America preempts any applicable state law, so that it becomes lawful for the Lenders to receive a greater simple interest per annum rate than is presently allowed, Borrower agrees that, on the effective date of such amendment or preemption as the case may be, the lawful maximum hereunder shall be increased to the maximum simple interest per annum rate allowed by the higher of the amended state law or the law of the United States of America.

Section 2.5             Payments.

(a)           The payment obligations of Borrower under the Note and all other amounts payable under this Loan Agreement shall be paid to Administrative Agent at such address as Administrative Agent may designate (not less than three (3) Business Days prior to the due date therefor), not later than 2:00 p.m. Central Time on the due date thereof, in lawful money of the United States.  All amounts received by Administrative Agent hereunder or under the Note shall be disbursed ratably to the Lenders on the first Business Day immediately following the date Administrative Agent receives such amount and in accordance with the provisions of this Loan Agreement.  All payments under the Loan Documents shall be made (i) without setoff, counterclaim or condition and (ii) free and clear of, and without deduction for or on account of, any Indemnified Taxes; provided that if the Borrower is required by Applicable Law to make any deduction or withholding on account of any Indemnified Taxes from any payment due under this Loan Agreement, then:  (a) Borrower shall notify Administrative Agent promptly as soon as it becomes aware of such requirement and shall remit promptly the amount of such Taxes to the appropriate taxation authority, and in any event prior to the date on which penalties attach thereto; and (b) such payment shall be increased by such amount as may be necessary to ensure that Administrative Agent receives a net amount, after deduction of such Indemnified Taxes, equal to the full amount which Administrative Agent would have received had such payment not been subject to such deduction or withholding of Indemnified Taxes.  In addition, Borrower agrees to pay to the relevant Governmental Agency in accordance with Applicable Law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Loan Agreement or the Note (“Other Taxes”).  Borrower shall deliver to Administrative Agent an official receipt (or, if an official receipt is not available, such other evidence of payment as shall be reasonably satisfactory to Administrative Agent or Lenders) in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.  Borrower shall indemnify Administrative Agent and the Lenders in respect of Indemnified Taxes or Other Taxes paid by Administrative Agent or any Lender whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted and shall supply copies of applicable tax receipts or other evidence of payment reasonably satisfactory to Administrative Agent.  Such indemnification shall be paid within ten (10) Business Days from the date on which Administrative Agent or Lender makes written demand therefor specifying in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes.

(b)           If any payment to be made by Borrower shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

(c)           Each payment to be made on a Payment Date and all prepayments, and other payments shall be applied (i) except while an Event of Default exists, first to the payment of accrued and unpaid interest on the Loan, then to the payment of fees and expenses on the Loan, and then to the payment of principal due under the Note (in inverse order of maturity except for regularly scheduled payments), and (ii) while an Event of Default exists, to the Obligations in such order and manner as Administrative Agent and the Lenders may elect.

(d)           Borrower shall indemnify the Lenders and Administrative Agent on demand against all costs, expenses, liabilities and losses (including funding losses) incurred as a result of or in connection with (a) any postponement of the Closing Date occurring because of one or more of the conditions precedent set forth in Article II shall not have been satisfied or waived as a result of Borrower’s failure to satisfy such condition and/or (b) any payment of principal of the Loan made on a Business Day which is not a Payment Date.  The above indemnities are separate and independent obligations of Borrower and apply irrespective of any indulgence granted by the Lenders or Administrative Agent.

(e)           If Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.5, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.5 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Agency with respect to such refund); provided, that the Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Agency. This Section shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(f)            If the Borrower is required to indemnify or pay any additional amount to Administrative Agent, any Lender, or to any Governmental Agency for the account of any Lender, pursuant to this Section 2.5, then the Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) provided that such assignment will result in a reduction in such payments thereafter.

Section 2.6             Conditions of Lender’s Initial Obligation.  The Closing Date and Lenders’ obligation to make advances under the Loan on and after the Closing Date pursuant to this Section 2.6 are subject to the prior fulfillment or waiver by Administrative Agent and each Lender of each of the following conditions:  (a) Administrative Agent shall have received a written request from Borrower that an advance under the Loan be funded in accordance with the terms hereof, together with a written direction from Borrower as to the method of payment and payee(s) of the proceeds of such advance under the Loan, which request and direction shall have been received by Administrative Agent not less than two (2) Business Days prior to any requested funding date; (b) Administrative Agent shall have received a copy of invoices, bills of sale, payoff letters or other applicable evidence reasonably satisfactory to it that the proceeds of the Loan will satisfy or fulfill the Loan Purpose; (c) the Commitment Expiration Date shall not then have occurred; (d) delivery of the Letter of Credit to Administrative Agent; (e) the aggregate principal amount of all advances under the Loan pursuant to this Section 2.6 shall not exceed the face amount of the Letter of Credit (i.e. $19,000,000); and (f) each of the General Funding Conditions, as may be applicable, shall then have been met or satisfied to the reasonable satisfaction of Administrative Agent and each Lender.

Section 2.7                                      Conditions Precedent to Subsequent Loan Advances.

(a)           First Three Operating Rigs.  Lenders’ obligation to make any Loan advance against the first three Operating Rigs or ancillary support equipment pursuant to this Section 2.7(a) is in each case subject to the prior fulfillment or waiver by Administrative Agent and Majority Lenders of each of the following conditions:  (a) Administrative Agent shall have received a written request from Borrower that an advance be funded in accordance with the terms hereof, together with a written direction from Borrower as to the method of payment and payee(s) of the proceeds of such advance, which request and direction shall have been received by Administrative Agent not less than three (3) Business Days prior to any requested funding date and shall identify the Rigs included in establishing the Net OLV of the Operating Rig Collateral; (b) the Commitment Expiration Date shall not then have occurred; (c) each of the General Funding Conditions as may be applicable shall then have been met or satisfied to the reasonable satisfaction of Administrative Agent; (d) with respect to ancillary support equipment or Operating Rigs for which an advance is requested (i) with respect to the first three Operating Rigs selected by Borrower, the amount of the advance shall not exceed one hundred percent (100%) of the Net OLV of such Operating Rig and with respect to ancillary support equipment, the amount of such advance shall not exceed one hundred percent (100%) of the Net OLV of ancillary support equipment purchased in the United States, (ii) such Rig shall be an Operating Rig, and (iii) Administrative Agent shall have received such appraisals or re-appraisals of the Collateral from valuation sources reasonably acceptable to it as it may require and shall have received evidence reasonably satisfactory to it that Borrower owns, or after giving effect to the application of the proceeds of the requested advance, will own such Rig, free and clear of any Liens other than the Permitted Liens; and (e) after giving effect to the requested advance, the aggregate amount outstanding on the Loan shall not exceed one hundred percent (100%) of the Net OLV of the Operating Rig Collateral, plus one hundred percent (100%) of the Net OLV of ancillary support equipment purchased in the United States, plus the face amount of the Letter of Credit (i.e., $19,000,000).

(b)           Other Operating Rigs.  Lenders’ obligation to make any Loan advance after advances against the first three Operating Rigs is in each case subject to the prior fulfillment or waiver by Administrative Agent and Majority Lenders of each of the following conditions:  (a) Administrative Agent shall have received a written request from Borrower that an advance be funded in accordance with the terms hereof, together with a written direction from Borrower as to the method of payment and payee(s) of the proceeds of such advance, which request and direction shall have been received by Administrative Agent not less than three (3) Business Days prior to any requested funding date and shall identify the Rigs included in establishing the Net OLV of the Operating Rig Collateral; (b) the Commitment Expiration Date shall not then have occurred; (c) each of the General Funding Conditions as may be applicable shall then have been met or satisfied to the reasonable satisfaction of Administrative Agent; and (d) with respect to each Operating Rig in respect of which an advance is requested (i) such Rig shall not have been covered by any advance under Section 2.6 or Section 2.7(a), (ii) the amount of the advance shall not exceed seventy five percent (75%) of the Net OLV of such Operating Rig, (iii) such Rig shall be an Operating Rig, and (iv) Administrative Agent shall have received such appraisals or re-appraisals of the Collateral from valuation sources reasonably acceptable to it as it may require and shall have received evidence reasonably satisfactory to it that Borrower owns, or after giving effect to the application of the proceeds of the requested advance, will own such Rig, free and clear of any Liens other than the Permitted Liens.

Section 2.8             Use of Loan Proceeds.  The proceeds of the Loan shall be used by Borrower solely for a Loan Purpose, or, with the prior written consent of Administrative Agent and Majority Lenders, which consent shall not be unreasonably withheld, conditioned or delayed, for other lawful business purposes of Borrower not prohibited hereby. Borrower agrees that under no circumstances will the proceeds of the Loan be used: (a) for personal, family or household purposes of any Person whatsoever, or (b) to purchase, carry or trade in securities, or repay debt incurred to purchase, carry or trade in securities, or (c) to pay any amount to Merrill Lynch and Co., Inc. or any of its subsidiaries, other than Merrill Lynch Bank USA, Merrill Lynch Bank & Trust Co. or any subsidiary of either of them (including Administrative Agent and Merrill Lynch Credit Corporation).

Section 2.9             Fees.  In consideration of the agreement by Lenders to extend the Loan to Borrower in accordance with and subject to the terms hereof, Borrower has heretofore paid the Facility Fee to Administrative Agent for the benefit of Lenders. Borrower acknowledges and agrees that the Facility Fee has been fully earned by Lenders, and that it will not under any circumstances be refundable.

Section 2.10           Voluntary Prepayment.

(a)           On or after the date that is two (2) years after the Closing Date, Borrower may prepay in full or in part the outstanding principal amount of the Loan on any Payment Date after giving at least three (3) Business Days prior notice of such prepayment and payment to the Lender of accrued and unpaid interest thereon and the Prepayment Premium referred to below, if any.  Any notice of prepayment hereunder shall be irrevocable.

(b)           The Lenders shall apply payments received pursuant to this Section 2.10 in accordance with Section 2.5(c) above.

(c)           Prepayments made under this Section 2.10 shall include a “Prepayment Premium” as follows:

(i)            If made on or after the second anniversary but on or prior to the third anniversary of the Closing Date, one and one-half percent (1.5%) of the aggregate principal amount prepaid; provided, that Borrower may make a one-time prepayment in an amount up to $10,000,000 in principal without a Prepayment Premium on either or each of (A) the second anniversary date of the Closing Date, or (B) the third anniversary date of the Closing Date;

(ii)           If made after the third anniversary of the Closing Date, but on or before the fourth anniversary of the Closing Date, one percent (1%) of the aggregate principal amount prepaid; and

(iii)          If made after the fourth anniversary of the Closing Date, one-half of one percent (0.5%) of the aggregate principal amount prepaid.

Section 2.11           Sharing of Payments, Etc.  Borrower agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option after an Event of Default has occurred and is continuing to offset balances held by it for the account of Borrower at any of its offices against any principal of or interest on any portion of the Loan attributable to such Lender hereunder or any other obligation of Borrower hereunder which is not paid (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and Administrative Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof.  If a Lender shall obtain payment of any principal of or interest on any portion of the Loan attributable to it under this Loan Agreement or other obligation then due hereunder to such Lender, through the exercise of any right of set-off or lien granted under Section 3.7(m) below, bankers’ lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders participations in the Loan attributable to it, or the other obligations of Borrower hereunder of, the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with their respective portions of the Loan.  To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Lender so purchasing a participation in the Loan may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of the Loan or other obligations in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligations of Borrower to such Lender.

Section 2.12           Status of Lenders.  (a) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(b)           Without limiting the generality of the foregoing clause (a), in the event that Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W 8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W 8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 871(h) or 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W 8BEN, or

(iv)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

ARTICLE III.  GENERAL PROVISIONS

Section 3.1             Representations and Warranties.  Borrower represents and warrants to Administrative Agent and each Lender that:

(a)           Organization and Existence.  Borrower is a limited partnership, duly organized and validly existing in good standing under the laws of its jurisdiction of organization, which is Texas; the organizational number assigned to Borrower by such jurisdiction is 800643753; Borrower is qualified to do business and in good standing in each other jurisdiction where the nature of its business or the property owned by it make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect; and, where applicable, each Credit Party is duly organized, validly existing and in good standing under the laws of the state of its formation and is qualified to do business and in good standing in each other jurisdiction where the nature of its business or the property owned by it make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

(b)           Execution, Delivery and Performance.  Each Credit Party has the requisite organizational power and authority to enter into and perform its obligations under the Loan Documents to which it is a party.  Borrower holds all necessary permits, licenses, certificates of occupancy and other governmental authorizations and approvals required in order to own or operate Borrower’s business except where the failure to hold any of the foregoing would not reasonably be expected to have a Material Adverse Effect or subject the Collateral to a Lien, seizure or forfeiture.  The execution, delivery and performance by Borrower of this Loan Agreement and by each of the other Credit Parties of such of the other Loan Documents to which it is a party:  (i) have been duly authorized by all requisite organizational action, (ii) do not and will not violate or conflict with any law, order or other governmental requirement, (iii) do not and will not violate or conflict with any of the agreements, instruments or documents which formed or govern any of the Credit Parties, and (iv) do not and will not breach or violate any of the provisions of, and will not result in a default by any of the Credit Parties under, any other agreement, instrument or document to which it is a party or is subject.

(c)           Notices and Approvals.  Except as may have been given or obtained, or will be made in connection with the perfection of security interests granted by Borrower in the Collateral, no notice to or consent or approval of any Governmental Agency or other third party whatsoever (including, without limitation, any other creditor) is required in connection with the execution, delivery or performance by any Credit Party of this Loan Agreement, the Note and the other Loan Documents to which it is a party.

(d)                                 Enforceability.  The Loan Documents to which any Credit Party is a party are the respective legal, valid and binding obligations of such Credit Party, enforceable against it or them, as the case may be, in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally or by general principles of equity.

(e)                                  Collateral.  Except for Permitted Liens and priorities afforded to any Permitted Lien: (i) Borrower has good and marketable title to the Collateral, (ii) none of the Collateral is subject to any Lien, encumbrance or security interest, and (iii) upon the filing of all Uniform Commercial Code financing statements authenticated or otherwise authorized by Borrower with respect to the Collateral in the appropriate jurisdiction(s) and/or the completion of any other action required by applicable law to perfect its Liens and security interests, Administrative Agent will have valid and perfected first Liens and security interests upon all of the Collateral.  Without limiting the foregoing:

(A)                              Borrower agrees that it will:  (i) not change the state where it is organized; (ii) not change its name; and (iii) not change its type of organization, in each case, without providing Administrative Agent with thirty (30) days prior written notice.

(B)                                The tangible Collateral is and will remain tangible personal property and is not and shall not constitute real property fixtures.  The tangible Collateral is removable from and is not essential to the premises at which the tangible Collateral is located.  Except as noted on Exhibit A attached hereto, the tangible Collateral is capable of satisfying its intended business function and no additional property is required to be added to the tangible Collateral in order to satisfy such business function.

(C)                                If any of the Collateral is, at any time, in the possession of a bailee, Borrower shall promptly notify Administrative Agent and shall assist Administrative Agent in obtaining an acknowledgment from the bailee that is holding the Collateral for the benefit of Administrative Agent and Lenders.

(D)                               All of the tangible Collateral is and will be kept at the Base Location except when under contract, mobilizing, or de-mobilizing.

(E)                                 None of the Collateral will be removed from the continental United States.

(F)                                 Within the past six years, Borrower has not changed its name, done business under any other name, or merged or been the surviving entity of any merger, except as disclosed in writing to Administrative Agent prior to the Closing Date.

(f)                                    Financial Statements; Etc.  Except as expressly set forth in Borrower’s financial statements, all financial statements of Borrower and CWEI furnished to Administrative Agent have been prepared in conformity with GAAP, consistently applied, and present fairly, in all material respects, the financial condition of it as at such dates and the results of its operations for the periods then ended (subject, in the case of interim unaudited financial statements, to normal year-end adjustments and the inclusion of footnotes); and since the most recent date covered by such financial statements, there has been no material adverse change in any such financial condition or operation.  All written information that has been or will hereafter be made available to Administrative Agent is, and will be, as of the dates on which such information was provided or relates, correct in all material respects and does not, and will not, as of the dates on which such information was or is to be provided or to which such information relates, contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

(g)                                 Litigation; Compliance With All Laws.  No litigation, arbitration, administrative or governmental proceedings are pending or, to the knowledge of Borrower, threatened against any Credit Party, which would, if adversely determined, materially and adversely affect (i) such Credit Party’s interest in the Collateral or the Liens and security interests of Administrative Agent hereunder or under any of the Loan Documents, or (ii) the financial condition of such Credit Party or its continued operations.  Each Credit Party is in compliance in all material respects with all laws, regulations, requirements and approvals applicable to such Credit Party.

(h)                                 Tax Returns.  All federal, state and local tax returns, reports and statements required to be filed by any Credit Party have been filed with the appropriate Governmental Agencies and all taxes due and payable by any Credit Party have been timely paid except (a) taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that any such failure to file or pay will not materially and adversely affect either the Liens and security interests of Administrative Agent hereunder or under any of the Loan Documents, the financial condition of any Credit Party, or its continued operations.

(i)                                     Relationship with Merrill Lynch.  Neither Borrower nor any shareholder or other Person that controls Borrower is (i) an executive officer or director of Merrill Lynch & Co., Inc. or any of its subsidiaries or Affiliates, or (ii) a holder of more than ten percent (10%) of any class of voting securities of Merrill Lynch & Co., Inc. or any of its subsidiaries or Affiliates.  For purposes of this representation, “control” means the power to vote twenty-five percent (25%) or more of any class of voting securities; the ability to control the election of a majority of directors; or the power to exercise a controlling influence over management policies.

(j)                                     No Default.  No “Default” or “Event of Default” (each as defined in this Loan Agreement or any of the other Loan Documents) has occurred and is continuing.

(k)                                  No Outside Broker.  Except for employees of Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Financial Consultant (“MLPF&S”) or one of their Affiliates or as described in writing by Borrower to Administrative Agent, Borrower has not in connection with the transactions contemplated hereby directly or indirectly engaged or dealt with, and was not introduced or referred to Administrative Agent or any Lender by, any broker or other loan arranger.

(l)                                     Material Adverse Change.  Since December 31, 2005, there has been no change which would reasonably be expected to have a Material Adverse Effect.

(m)                               Environmental Matters.  In the ordinary course of its business, the officers of Borrower consider the effect of Environmental Laws on the business of Borrower, in the course of which they identify and evaluate potential risks and liabilities accruing to Borrower due to Environmental Laws.  On the basis of this consideration, Borrower has concluded that Environmental Laws and Environmental Claims would not reasonably be expected to have a Material Adverse Effect on Borrower as of the Closing Date.  Neither Borrower nor any Subsidiary has received any written notice of a material Environmental Claim or to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action would reasonably be expected to have a Material Adverse Effect on Borrower.

(n)                                 Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Each of the foregoing representations and warranties has been and will be relied upon as an inducement to Lenders to make Loan advances.

Section 3.2                                      Financial and Other Information.  Borrower shall furnish or cause to be furnished to Administrative Agent during the term of this Loan Agreement all of the following:

(a)                                  Annual Financial Statements.  Within one hundred and twenty (120) days after the end of each fiscal year of Borrower, a copy of its annual audited consolidated balance sheet and related statements of operations, partners’ equity and cash flows as of the end of such fiscal year.

(b)                                 Certificates of Compliance.  At the same times that financial statements are due under Section 3.3(a), a Certificate of Compliance, duly executed by the General Partner of Borrower, in the form of Exhibit B attached hereto, or such other form as reasonably required by Administrative Agent from time to time.

(c)                                  Quarterly Financial Statements.  Within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a copy of its unaudited consolidated balance sheet and related statements of operations, partners’ equity and cash flows as of the end of such fiscal quarter.

(d)                                 Other Information.  Such other information as Administrative Agent may from time to time reasonably request relating to Borrower, any Credit Party or the Collateral.

(e)                                  General Agreements With Respect to Financial Information.  Borrower agrees that except as otherwise specified herein or otherwise agreed to in writing by Administrative Agent: (i) all annual financial statements required to be furnished by Borrower to Administrative Agent hereunder will be prepared by either the current independent accountants for Borrower or other independent accountants of recognized standing reasonably acceptable to Administrative Agent, and (ii) all other financial information required to be furnished to Administrative Agent hereunder will be certified as presenting fairly, in all material respects, the financial condition and results of operations of Borrower, by the party who has prepared such information, and, in the case of internally prepared information, certified as presenting fairly, in all material respects, the financial condition and results of operations of Borrower, by the chief financial officer of the Person providing the information.

Section 3.3                                      Other Covenants.  Borrower further agrees during the term of this Loan Agreement that:

(a)                                  Financial Records; Inspection; Collateral Audit.  Each Credit Party will:  (i) maintain at its principal place of business complete and accurate books and records, and maintain all of its financial records in a manner consistent with the financial statements heretofore furnished to Administrative Agent, or prepared on such other basis as may be approved in writing by Administrative Agent; and (ii) permit Administrative Agent or its duly authorized representatives, upon reasonable notice and at reasonable times, to inspect Borrower’s and its Subsidiaries’ properties (both real and personal), operations, books and records.  Further, Borrower agrees that Administrative Agent shall have the right to require a full or updated appraisal of all Collateral, at Borrower’s expense, upon reasonable request, in the event that the average utilization rate of the Rigs at such time in any fiscal quarter falls below seventy-five percent (75%).

(b)                                 Taxes.  Each Credit Party will pay when due all of its respective taxes, assessments and other governmental charges, howsoever designated, and all other liabilities and obligations, except (a) where the validity or amount thereof is being contested in good faith by appropriate proceedings and adequate reserves have been set aside on its books in accordance with GAAP or (b) to the extent that any such failure to file or pay will not materially and adversely affect either the Liens and security interests of Administrative Agent hereunder or under any of the Loan Documents, the financial condition of any Credit Party or its continued operations.

(c)                                  Compliance With Laws and Agreements.  No Credit Party will violate (i) any law, regulation or other governmental requirement, any judgment or order of any court or Governmental Agency; (ii) any agreement, instrument or document which is material to its operations or to the operation or use of any Collateral, in each case as contemplated by the Loan Documents; or (iii) any agreement, instrument or document to which it is a party or by which it is bound, in each case, if any such violation will materially and adversely affect either the Liens and security interests of Administrative Agent hereunder or under any of the Loan Documents, the financial condition of any Credit Party, or its continued operations.

(d)                                 No Use of Administrative Agent or Lenders’ Name.  No Credit Party will directly or indirectly publish, disclose or otherwise use in any advertising or promotional material, or press release or interview, the name, logo or any trademark of Administrative Agent, any Lender, MLPF&S, Merrill Lynch and Co., Inc. or any of their Affiliates, except as required in any applicable securities filing.  Any press release mentioning this Loan facility must be (i) factual only as to the making of the Loan and not have the appearance of an endorsement, and (ii) expressly pre-approved by Administrative Agent’s Equipment Finance Senior Transaction Attorney.

(e)                                  Notification By Borrower.  Borrower shall provide Administrative Agent with prompt written notification of: (i) any Default or Event of Default; (ii) any material adverse change in the business, financial condition or operations of any Credit Party; (iii) any information which indicates that any financial statements of any Credit Party fail in any material respect to present fairly, in all material respects, the financial condition and results of operations purported to be presented in such statements; (iv) any threatened or pending litigation involving any Credit Party that if adversely adjudicated against a Credit Party would reasonably be expected to result in a Material Adverse Effect; (v) any Event of Loss or any attachment, Lien, judicial process, encumbrance or claim affecting or involving any Collateral other than a Permitted Lien; and (vi) any change in Borrower’s outside accountants.  Each notification by Borrower pursuant hereto shall specify the event or information causing such notification, and, to the extent applicable, shall specify the steps being taken to rectify or remedy such event or information.

(f)                                    Entity Organization.  Each Credit Party which is an entity will (i) remain (A) validly existing and in good standing in the state of its organization and (B) qualified to do business and in good standing in each other state where the nature of its business or the property owned by it make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect, and (ii) maintain such governmental permits, licenses and authorizations as are required in connection with its business to prevent the occurrence of a Material Adverse Effect; provided that the foregoing shall not prohibit any action not prohibited by Section 3.3(f) or prohibit CWEI from participating in any merger, consolidation, amalgamation or transfer of assets.  Borrower shall give Administrative Agent not less than thirty (30) days prior written notice of any change in name (including any fictitious name) or chief executive office, place of business, or as applicable, the jurisdiction of organization or principal office.

(g)                                 Merger, Change in Business; Etc.  Except upon the prior written consent of Administrative Agent and Majority Lenders, which consent will not be unreasonably delayed, conditioned or withheld, Borrower will not, and will not permit any Subsidiary to, (i) form any Subsidiary, unless promptly after the formation thereof, such Subsidiary executes and delivers to Administrative Agent a Guaranty, (ii) consummate any merger or consolidation with, or purchase or otherwise acquire all or substantially all or a material part of the assets of, or any material stock, partnership, joint venture or other equity interest in, any Person, except for any such action in which Borrower shall be the surviving party, (iii) or sell, dispose of or transfer any Collateral, (iv) sell, dispose of or transfer any assets other than Collateral in excess of $100,000 in the aggregate in any one fiscal year, except for sales in the ordinary course of business; (v) engage in any material business substantially different from its business in effect as of the date of application by Borrower for credit from Administrative Agent, or cease operating any such material business; or (vi) cause or permit any other Person to assume or succeed to any material business or operations of Borrower or a Subsidiary.

(h)                                 Identification of Collateral.  Borrower has informed Administrative Agent that Borrower has assigned to each Rig constituting Collateral a specific number, and as of the Closing Date, such numbers are listed on the Exhibit A attached hereto.  Borrower shall not change the number assigned to each Rig constituting Collateral without providing Administrative Agent with at least ten (10) Business Days prior written notice thereof.

(i)                                     Annual Rental Expense.  Borrower shall not permit the aggregate amount of all operating rental expenses (excluding expenses passed-through to operators under drilling contracts) in any fiscal year to exceed $500,000.

(j)                                     Environmental Compliance.  Except, in each case, where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, Borrower will conduct its business operations, handle, store, transmit, discharge, emit, release and dispose of Hazardous Substances, and so long as any Obligations remains outstanding, will use the Collateral so as to comply with all Environmental Laws in all material respects and will avoid Environmental Contamination; and Borrower, so long as any Obligations remains outstanding, will continue to have in full force and effect all Federal, state and local licenses, permits, orders and approvals required to operate the Collateral in compliance with all Environmental Laws in all material respects.

(k)                                  Indebtedness.  Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)                                     the Notes or other Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Obligations arising under the Loan Documents;

(ii)                                  Indebtedness under capital leases not to exceed $600,000;

(iii)                               Indebtedness associated with bonds or surety obligations required by Governmental Agencies or third-parties in connection with drilling operations in the ordinary course of business;

(iv)                              endorsements of negotiable instruments for collection in the ordinary course of business;

(v)                                 intercompany Indebtedness between Borrower and any Subsidiary of Borrower that is a Guarantor; provided that any such Indebtedness owed by either the Borrower or a Subsidiary of Borrower shall be subordinated to the Obligations on terms set forth in the relevant Guaranty or subordination agreement, as applicable;

(vi)                              unsecured subordinated Indebtedness (other than described in clause (v) above) on terms and conditions satisfactory to the Administrative Agent;

(vii)                           Loans and advances made by CWEI to Borrower prior to the Closing Date; provided that all such loans are repaid at the time of the first advance on the Loan; and

(viii)                        other Indebtedness not to exceed $1,000,000 in the aggregate at any one time outstanding.

For avoidance of doubt, the parties confirm that ordinary course of business accounts payable and accrued expenses of the type found in clause (i) of the definition of Indebtedness are not Indebtedness.

(l)                                     Liens.  Except for Permitted Liens, Liens securing the Obligations, and Liens on non-Collateral assets and the proceeds thereof securing the Indebtedness referred to in Section 3.3(k) above, Borrower shall not create or permit to exist any Liens on any property or assets of Borrower or its Subsidiaries.

(m)                               Restricted Payments.  Borrower shall not make or permit any Restricted Payment.

(n)                                 Investments, Loans and Advances.  Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any investment in, or loan or advance to, any Person (an “Investment”), except that the foregoing restriction shall not apply to:.

(i)                                     Investments reflected in the financial statements of the Borrower on the Closing Date or are otherwise disclosed to the Lenders on the Closing Date;

(ii)                                  accounts receivable arising in the ordinary course of business;

(iii)                               direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(iv)                              commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s;

(v)                                 deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(vi)                              deposits in money market funds investing exclusively in Investments described in clauses (iii), (iv) and (v) above;

(vii)                           Investments made by Borrower in or to the Guarantors (other than CWEI) and made by any Guarantor in or to Borrower or any other Guarantor;

(viii)                        Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 3.3(n) owing to Borrower or any other Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of Borrower or any of its Subsidiaries; and

(ix)                                other Investments not to exceed $250,000 in the aggregate at any time.

(o)                                 Transactions with Affiliates.  Borrower will not conduct any transactions with any of its Affiliates except (i) on terms that are fair and reasonable and no less favorable to Borrower than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate and (ii) in compliance with all Applicable Laws.

(p)                                 Negative Pledge.  Borrower will not enter into or suffer to exist any agreement prohibiting or conditioning a creation or assumption of any Lien upon any of the Collateral (whether now owned or hereafter acquired) except in favor of Administrative Agent.

(q)                                 Amendments to Partnership Documents and Drilling Contracts.  Borrower will not (a) amend its limited partnership agreement or certificate of limited partnership; and (b) amend or modify, or permit the amendment or modification of the Drilling Services Contract, in each case without the prior written consent of Administrative Agent.

(r)                                    ERISA.  Borrower will not incur liabilities under Title IV of ERISA except to the extent that such liabilities would not reasonably be expected to have a Material Adverse Effect.

Section 3.4                                      Collateral.

(a)                                  Pledge of Collateral.  To secure payment and performance of the Obligations, Borrower hereby pledges, assigns, transfers and sets over to Administrative Agent, for itself and each of the Lenders, and grants to Administrative Agent first Liens and security interests in and upon all of the Collateral, subject only to Permitted Liens.

(b)                                 Liens.  Except upon the prior written consent of Administrative Agent, Borrower shall not create or permit to exist any Lien, encumbrance or security interest upon or with respect to any Collateral now owned or hereafter acquired other than Permitted Liens.

(c)                                  Performance of Obligations.  Borrower shall perform all of its Obligations and all other material obligations owing on account of or with respect to the Collateral; it being understood that nothing herein, and no action or inaction by Administrative Agent, under this Loan Agreement or otherwise, shall be deemed an assumption by Administrative Agent of any of Borrower’s said obligations.

(d)                                 Sales and Collections.  Borrower shall not sell, transfer or otherwise dispose of any Collateral, except that so long as no Event of Default shall have occurred and be continuing, Borrower may in the ordinary course of its business:  (i) sell any inventory normally held by Borrower for sale (Borrower acknowledging that the Rigs are not inventory held for sale), (ii) lease the Rigs and other rig Collateral on an operating basis, (iii) use or consume any materials and supplies normally held by Borrower for use or consumption, (iv) sell, transfer or otherwise dispose of equipment or parts that are obsolete or no longer necessary for the business of Borrower except to the extent (A) the aggregate value of all such sales, transfers and disposals does not exceed $100,000 or (B) such equipment or parts are promptly replaced by equipment or parts of at least comparable value and use, and (v) collect all of its accounts receivable and compromise and settle its accounts receivable in the ordinary course of its business.

(e)                                  Alterations and Maintenance.  Except upon the prior written consent of Administrative Agent, Borrower shall not make or permit any material alterations to any tangible Collateral which would materially reduce or impair its market value or utility. Borrower shall at all times (i) keep the tangible Collateral in good condition and repair, ordinary wear and tear and obsolescence excepted, (ii) protect the Collateral against loss, damage or destruction, (iii) maintain, service, test and inspect the Collateral (A) substantially in accordance with manufacturer’s recommendations, and so as to maintain in full force and effect any maintenance warranties, (B) in material compliance with Applicable Law and the requirements of insurance, (C) at a standard consistent with industry practices, and (D) in all events not less than Borrower’s standard practices for similar equipment owned, operated or leased by Borrower and (iv) pay or cause to be paid all obligations arising from the repair and maintenance of such Collateral, as well as all obligations with respect to any Location of Tangible Collateral (e.g., all obligations under any lease, mortgage or bailment agreement), except for any such obligations being contested by Borrower in good faith by appropriate proceedings to the extent there is not a risk of loss, forfeiture or foreclosure of Collateral.  Borrower shall permit any Person designated by Administrative Agent, during normal business hours upon reasonable notice to visit, inspect and survey the tangible Collateral, its condition, use and operation, and the records maintained in connection therewith.  None of Administrative Agent or any of its designees shall have any duty to make any such inspection and shall not incur any liability or obligation by reason of not making any such inspection.  The failure of any such party to object to any condition or procedure observed or observable in the course of an inspection hereunder shall not be deemed to waive or modify any of the terms of this Loan Agreement with respect to such condition or procedure.

(f)                                    Location.  On or before the Closing Date, Borrower shall deliver to Administrative Agent information regarding the Base Location of each Rig that comprises the Collateral.  In no event shall Borrower cause or permit any Collateral to be removed from the United States without the express prior written consent of Administrative Agent.  Borrower shall maintain a sign on each drilling rig constituting Collateral, which sign shall (i) indicate that such drilling rig is the property of Borrower, and (ii) display the number that has been assigned to such drilling rig by Borrower.  Borrower will keep its books and records at its principal office address specified in the first paragraph of this Loan Agreement.  Borrower will not change the address where books and records are kept, its organizational number or its taxpayer identification number without providing Administrative Agent with thirty (30) days prior written notice.

(g)                                 Insurance.

(i)                                     Coverage.  Without limiting any of the other obligations or liabilities of Borrower under the Loan Documents, Borrower shall, during the term of this Loan Agreement, carry and maintain, with respect to Collateral listed hereunder, at its own expense, at least the minimum insurance coverage as stated

below, with insurers having a minimum A.M. Best rating of “A- VII”, and be in such form, with terms, conditions, limits and deductibles as shall be reasonably acceptable to Administrative Agent.  Borrower shall also carry and maintain any other insurance that Administrative Agent may reasonably require from time to time.

(A)                              All risk or special form property insurance, insuring the Collateral against physical loss or damage from perils including but not limited to fire and extended coverage, windstorm, collapse, flood, and earth movement.  Coverage shall be written in the greater of the then current Obligations or replacement cost value in an amount reasonably acceptable to Administrative Agent.  Such insurance policy shall contain an endorsement waiving any coinsurance requirement and containing deductibles in amounts consistent with industry standards, but in no event greater than $250,000.

(B)                                Commercial general liability insurance including but not limited to pollution liability (which may be provided under a separate policy), products/completed operations, blanket contractual liability, environmental liability, premises/operations, independent contractors, personal injury, fire legal liability, loss of use, and employee benefits liability with each written on an occurrence basis (except employee benefits liability, which will be written on a claims-made basis) and with a limit of not less than $10,000,000 for bodily injury and property damage.  Deductibles, if any, shall be consistent with industry standards.  Such insurance shall not contain an exclusion for punitive or exemplary damages where insurable by law.

(C)                                Workers’ Compensation insurance in accordance with statutory provisions and employer’s liability in an amount not less than $1,000,000.  Such coverage shall not contain any occupational disease exclusions.  All such insurance will be compulsory and not elective.  Any deductible contained under the policy will be disclosed to Administrative Agent.

(D)                               Automobile Liability and Automobile Physical Damage insurance (as appropriate) covering all owned, rented, non-owned and hired vehicles written on an occurrence basis with a combined single limit of not less than $1,000,000 for bodily injury and property damage.  The liability deductible, if any, shall not be greater than $5,000 per occurrence.

(E)                                 Excess or Umbrella Liability insurance written on an occurrence basis in an amount not less than $10,000,000 providing coverage on a follow-form basis in excess of the insurance limits and terms required under Section 3.4(g)(i)(B).  Any differences in coverage terms under this policy will be fully disclosed to Administrative Agent.

(F)                                 Other insurance in such amounts as may from time to time be reasonably required by Administrative Agent.

(ii)                                  Endorsements.  Borrower shall cause all insurance policies carried and maintained in accordance with this Loan Agreement to be endorsed to Administrative Agent, its successors and assigns as indicated below:

(A)                              As a loss payee as its interest may appear with respect to the Collateral under the all risk/special form with an endorsement to provide for payment of losses to Administrative Agent.  (Unless an Event of Default exists, Borrower may be a joint payee on insurance checks.)  Any obligation imposed upon Borrower, including but not limited to the obligation to pay premiums and/or coverage deductibles, shall be the sole obligation of Borrower and not an obligation of Administrative Agent.

(B)                                With respect to property policies described in the subsection “Coverage” (i) the interests of Administrative Agent shall not be invalidated by any action or inaction of Borrower or any other Person, and shall insure Administrative Agent regardless of any breach or violation by Borrower or any other Person, of any warranties, declarations or conditions of such policies.

(C)                                Inasmuch as such policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.

(D)                               The insurers providing the coverage required hereunder shall waive all rights of subrogation against Administrative Agent, any right of setoff or counterclaim and any other right to deduction, whether by attachment or otherwise.

(E)                                 Such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of Administrative Agent with respect to its interests as such in the Collateral.

(F)                                 If such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any material changes are made in the coverage which adversely affect the interests of Administrative Agent, such cancellation or change shall not be effective as to Administrative Agent until thirty (30) days, except for non-payment of premium which shall not be effective as to Administrative Agent until ten (10) Business Days, in each case after receipt by Administrative Agent of written notice sent by registered mail from such insurer.

(G)                                Upon the occurrence and during the continuance of an Event of Default hereunder, Borrower irrevocably, appoints Administrative Agent as Borrower’s true and lawful attorney (and agent-in fact) for the purpose of making, settling and adjusting claims under such policies, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies and for making all determinations and decisions with respect to such policies.

(H)                               Administrative Agent shall be named as an additional insured with respect to the Commercial General Liability and Excess or Umbrella Liability.

Any obligation imposed upon Borrower, including but not limited to the obligation to pay premiums and/or coverage deductibles, shall be the sole obligation of Borrower and not an obligation of Administrative Agent.

(iii)                               Certifications.  On the Closing Date with respect to the Collateral hereunder as of such date, and at each policy renewal, but not less than annually with respect to all Collateral, Borrower shall provide to Administrative Agent an Acord 27 — Evidence of Property Insurance and loss payable endorsements for such Property policy, and an Acord 25 Certificate of Liability Insurance for General Liability, Workers’ Compensation, Automobile Liability, Umbrella or Excess Liability policies.  All certificates shall identify the insurance carriers, the type of insurance, the limits, deductibles, and terms thereof and shall specifically list the special provisions delineated for such insurance required by this Section.  Borrower shall furnish to Administrative Agent a certificate signed by a duly authorized representative of the insurer, showing the insurance then maintained by or on behalf of Borrower pursuant to this Section and stating that such insurance complies with the terms hereof, together with evidence of payment of premiums.

(iv)                              Forced Placement.  In the event that at any time the insurance required by this Section shall be reduced or cease to be maintained, then (without limiting the rights of Administrative Agent hereunder in respect of the Default which arises as a result of such failure) Administrative Agent may at its option, maintain the insurance required hereby in such event.  Borrower shall reimburse Administrative Agent upon demand for the cost thereof with interest thereon at a rate per annum equal to the Default Rate, but in no event shall the rate of interest exceed the maximum rate permitted by law.

(h)                                 Use.  Borrower agrees that the tangible Collateral will be used by Borrower solely in the conduct of its business and in a manner complying in all material respects with all Applicable Laws and any applicable insurance policies.  All tangible Collateral shall at all times remain personal property of Borrower regardless of the degree of its annexation to any real property and shall not by reason of any installation in, or affixation to, real or personal property become a part thereof.  Borrower shall obtain and deliver to Administrative Agent from any Person having an interest in property where the tangible Collateral is to be stored for forty-five (45) days or more (excluding, however, principal job sites and property on which Collateral is located while being mobilized or demobilized), waivers of any Lien, encumbrance or interest which such Person might have or hereafter obtain or claim with respect to the tangible Collateral.

(i)                                     Event of Loss.  Borrower shall at its expense promptly repair all material repairable damage to any tangible Collateral.  In the event that there is an Event of Loss, then, on or before the first to occur (the “Trigger Date”) of (i) ninety (90) days after the occurrence of such Event of Loss, or (ii) ten (10) Business Days after the date on which either Borrower or Administrative Agent shall receive any proceeds of insurance on account of such Event of Loss (unless the “Event of Loss Prepayment” (as defined below) is deferred as provided in the penultimate sentence of this Section 3.4(i)), or any underwriter of insurance on such Collateral shall advise either Borrower or Administrative Agent that it disclaims liability in respect of such Event of Loss, Borrower shall, at Borrower’s option, either replace the Collateral subject to such Event of Loss with comparable Collateral free of all Liens other than Permitted Liens (in which event Borrower shall be entitled to utilize the proceeds of insurance on account of such Event of Loss for such purpose, and may retain any excess proceeds of such insurance), or permanently prepay the Obligations by an amount equal to the actual cash value of such Collateral as determined by either the insurance company’s payment (plus any applicable deductible) or, in absence of insurance company payment, as reasonably determined by Administrative Agent (the “Event of Loss Prepayment”); it being further understood that any such Event of Loss Prepayment shall cause an immediate permanent reduction in the Loan in the amount of such prepayment and shall not reduce the amount of any future reductions in the Loan that may be required hereunder.  Notwithstanding the foregoing and provided that (i) no Event of Default has occurred or is continuing and (ii) the insurance proceeds shall be deposited with Administrative Agent as cash collateral for the Obligations, Borrower may defer any required Event of Loss Prepayment for up to ninety (90) days in the case of Collateral other than derricks and drill pipe and one hundred and fifty (150) days in the case of derricks and drill pipe from the Trigger Date for the purpose of repairing Collateral or locating and acquiring comparable replacement equipment that shall constitute Collateral free of all Liens other than Permitted Liens if Borrower is proceeding with diligence and in good faith to repair, replace, or acquire comparable replacement equipment.  Notwithstanding the foregoing, if at the time of occurrence of such Event of Loss or any time thereafter prior to replacement or the Event of Loss Prepayment, as aforesaid, an Event of Default shall have occurred and be continuing hereunder, then Administrative Agent may at its sole option, exercisable at any time while such Event of Default shall be continuing, require Borrower to either replace such Collateral or prepay the Obligations, as aforesaid.

(j)                                     Notice of Certain Events.  Borrower shall give Administrative Agent prompt notice of any attachment, Lien, judicial process, encumbrance, or claim affecting or involving the Collateral other than a Permitted Lien.

(k)                                  INDEMNIFICATION.  BORROWER SHALL INDEMNIFY, DEFEND AND SAVE ADMINISTRATIVE AGENT AND EACH LENDER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) OF ANY NATURE WHATSOEVER WHICH MAY BE ASSERTED AGAINST OR INCURRED BY ADMINISTRATIVE AGENT OR ANY LENDER ARISING OUT OF OR IN ANY MANNER OCCASIONED BY (I) THE OWNERSHIP, COLLECTION, POSSESSION, USE OR OPERATION OF ANY COLLATERAL, (II) ENVIRONMENTAL CLAIMS OR ENVIRONMENTAL LOSS ATTRIBUTABLE TO A CREDIT PARTY OR (III) ANY FAILURE BY BORROWER TO PERFORM ANY OF ITS OBLIGATIONS HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS; EXCLUDING, HOWEVER, FROM SAID INDEMNITY ANY SUCH CLAIMS, LIABILITIES, ETC. ARISING DIRECTLY OUT OF THE WILLFUL WRONGFUL ACT OR GROSS NEGLIGENCE OF ADMINISTRATIVE AGENT OR A LENDER.  THIS INDEMNITY SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS LOAN AGREEMENT AS TO ALL MATTERS ARISING OR ACCRUING PRIOR TO SUCH EXPIRATION OR TERMINATION.

(l)                                     Letter of Credit Matters.

(i)                                     Provided no Event of Default has occurred and is then continuing, once the Net OLV of the Operating Rigs equals one hundred percent (100%) of the outstanding principal amount of the Loan, Administrative Agent will contemporaneously release the Letter of Credit to Borrower upon receipt of the CWEI Guaranty and a Secretary’s Certificate certifying the signature and incumbency of the Person signing the CWEI Guaranty and the authorizing resolutions therefor.

(ii)                                  Notwithstanding anything to the contrary contained herein, in the Letter of Credit, or in any other Loan Document, Administrative Agent shall only have the right (which right may be exercised without notice, opportunity to cure or other restraint) to draw on the Letter of Credit (x) if an Event of Default has occurred and is continuing to the extent necessary to pay amounts in respect of the Obligations that are then due and payable hereunder, and (y) upon the occurrence of a Bankruptcy Event or an LC Event, in which case amounts so drawn shall be applied to prepay the Loan pursuant to Section 2.10(c).

Section 3.5                                      Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under this Loan Agreement:

(a)                                  Failure to Pay.  Borrower shall fail to pay when due any principal, interest, fee or other amount under any Loan Document when and as the same shall become due and payable and any such failure to pay shall continue unremedied for five (5) Business Days.

(b)                                 Failure to Perform.  Any Credit Party shall default in the performance or observance of any covenant or agreement on its part to be performed or observed under this Loan Agreement, the Note or any of the other Loan Documents (not constituting an Event of Default under any other clause of this Section), and such default shall continue unremedied for twenty (20) Business Days after the earlier of (i) written notice thereof shall have been given by Administrative Agent to Borrower, or (ii) a Responsible Officer of Borrower has, or in the exercise of reasonable diligence should have had, knowledge of such default.

(c)                                  Breach of Warranty.  Any representation or warranty made by any Credit Party contained in this Loan Agreement, the Note or any of the other Loan Documents shall at any time prove to have been incorrect in any material respect when made.

(d)                                 Default Under Other Merrill Lynch Agreement.  A default or event of default by any Credit Party shall occur under the terms of any other agreement, instrument or document with Administrative Agent, MLPF&S or any of their Affiliates, and any required notice shall have been given and required passage of time shall have elapsed.

(e)                                  Bankruptcy Event; LC Event.  Any Bankruptcy Event or LC Event shall occur.

(f)                                    Default Under Other Agreements.  Any event shall occur which results in a default that is not waived or cured within any applicable cure period by any Credit Party of any agreement (i) evidencing any Indebtedness or other obligations of any Credit Party of $500,000 or more in the aggregate if the effect of such default is to cause or permit the holder of such Indebtedness to cause such Indebtedness to become due or be prepaid in full prior to its stated maturity date; or (ii) involving any Credit Party, the breach of which would have a Material Adverse Effect (other than any of the foregoing described in the preceding clause (i) and (ii) the validity of which is being contested in good faith by appropriate proceedings for which adequate reserves have been established on the books of the applicable Credit Party in accordance with GAAP).

(g)                                 Collateral Impairment or Lapse in Insurance Coverage.  The loss, theft or destruction of any Collateral, the occurrence of any material deterioration or impairment of any Collateral or any material decline or depreciation in the value or market price thereof (whether actual or reasonably anticipated), which causes any Collateral, in the sole reasonable opinion of Administrative Agent, to become unsatisfactory as to value or character; or any levy, attachment, seizure or confiscation of the Collateral which is not released within ten (10) Business Days; or the failure to maintain insurance in accordance with Section 3.4(g).

(h)                                 Contested Obligation.  (i) Any of the Loan Documents shall for any reason cease to be, or are asserted by any Credit Party not to be a legal, valid and binding obligations of any Credit Party, enforceable in accordance with their terms; or (ii) the validity, perfection or priority of Administrative Agent’s first Lien and security interest on any of the Collateral (subject to Permitted Liens) is contested by any Credit Party or any Person; or (iii) any Credit Party shall or shall attempt to repudiate, revoke, contest or dispute, in whole or in part such Credit Party’s material obligations under any Loan Document.

(i)                                     Judgments.  One or more judgments for the payment of money in an aggregate amount in excess of $500,000 (to the extent not covered by insurance) shall be rendered against any Credit Party and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed.

(j)                                     Change in Control.  (i) General Partner shall cease being the General Partner of Borrower, or (ii) CWEI and Lariat Services, Inc. shall cease to own, directly or through Affiliates, ninety nine percent (99%) of the Stock of Borrower; provided, however, that Administrative Agent and Lenders agree that the dilutions of percentage ownership resulting from the issuance of additional Stock for fair value shall not cause a violation of this Section 3.5(j).

(k)                                  Dissolution.  The dissolution or the filing for dissolution of any Credit Party.

Section 3.6                                      Remedies.

(a)                                  Remedies Upon Default.  Upon the occurrence and during the continuance of any Event of Default, Administrative Agent may at its sole option do any one or more or all of the following, at such time and in such order as Administrative Agent may in its sole discretion choose:

(i)                                     Termination.  Administrative Agent may without notice terminate its obligation to extend any credit to or for the benefit of Borrower (it being understood, however, that upon the occurrence of any Bankruptcy Event all such obligations shall automatically terminate without any action on the part of Administrative Agent or Lenders).

(ii)                                  Acceleration.  Administrative Agent may declare the principal of and interest and any premium on the Note, and all other Obligations to be forthwith due and payable, whereupon all such amounts shall be immediately due and payable, without presentment, demand for payment, protest and notice of protest, notice of dishonor, notice of acceleration, notice of intent to accelerate or other notice or formality of any kind, all of which are hereby expressly waived; provided, however, that upon the occurrence of any Bankruptcy Event all such principal, interest, premium and other Obligations shall automatically become due and payable without any action on the part of Administrative Agent.

(iii)                               Exercise Other Rights.  Administrative Agent may exercise any or all of the remedies of a secured party under Applicable Law and in equity, including, but not limited to, the UCC, and any or all of its other rights and remedies under the Loan Documents.

(iv)                              Possession.  Administrative Agent may require Borrower to make the Collateral and the records pertaining to the Collateral available to Administrative Agent at a place designated by Administrative Agent which is reasonably convenient to Borrower, or may take possession of the Collateral and the records pertaining to the Collateral without the use of any judicial process and without any prior notice to Borrower to the extent permitted by applicable law.  Administrative Agent’s sole duty with respect to the custody, safe-keeping, and physical preservation of any Collateral in its possession, under Section 9.207 of the UCC or otherwise, shall be to deal with such Collateral in the same manner as Administrative Agent deals with similar property for its own account.

(v)                                 Sale.  Administrative Agent may sell any or all of the Collateral at public or private sale upon such terms and conditions as Administrative Agent may reasonably deem proper, whether for cash, on credit, or for future delivery, in bulk or in lots. Administrative Agent may purchase any Collateral at any such sale free of Borrower’s right of redemption, if any, which Borrower expressly waives to the extent not prohibited by Applicable Law.  The net proceeds of any such public or private sale and all other amounts actually collected or received by Administrative Agent pursuant hereto, after deducting all costs and expenses incurred at any time in the collection of the Obligations and in the protection, collection and sale of the Collateral, will be applied to the payment of the Obligations, with any remaining proceeds paid to Borrower or whoever else may be entitled thereto, and with Borrower and each Guarantor (subject, however, to appropriate limitations, if any, contained in each respective Guaranty) remaining liable for any amount remaining unpaid after such application.  Administrative

Agent has no obligation to repair, refurbish or otherwise prepare the Collateral for sale, lease or other use or disposition as authorized herein.  If Administrative Agent sells any Collateral upon credit, Borrower will receive credit against the Obligations only for cash payments made by the purchaser to Administrative Agent.  If the purchaser fails to pay the purchase price, then Administrative Agent may resell the Collateral, to the extent permitted by Applicable Law.

(vi)                              Delivery of Cash, Checks, Etc.  Administrative Agent may require Borrower to forthwith upon receipt, transmit and deliver to Administrative Agent in the form received, all cash, checks, drafts and other instruments for the payment of money (properly endorsed, where required, so that such items may be collected by Administrative Agent) which may be received by Borrower at any time in full or partial payment of any Collateral, and require that Borrower not commingle any such items which may be so received by Borrower with any other of its funds or property but instead hold them separate and apart and in trust for Administrative Agent until delivery is made to Administrative Agent.

(vii)                           Notification of Account Debtors.  Administrative Agent may notify any account debtor of Borrower that its Account or Chattel Paper has been assigned to Administrative Agent and direct such account debtor to make payment directly to Administrative Agent of all amounts due or becoming due with respect to such Account or Chattel Paper; and Administrative Agent may enforce payment and collect, by legal proceedings or otherwise, such Account or Chattel Paper.

(viii)                        Control of Collateral.  Administrative Agent may otherwise take control in any lawful manner of any cash or non-cash items of payment or proceeds of Collateral and of any rejected, returned, stopped in transit or repossessed goods included in the Collateral and endorse Borrower’s name on any item of payment on or proceeds of the Collateral.

(b)                                 Power of Attorney.  Effective upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Administrative Agent as its attorney-in-fact, with full power of substitution, in its place and stead and in its name or in the name of Administrative Agent, to from time to time in Administrative Agent’s sole discretion take any action and to execute any instrument which Administrative Agent may deem necessary or advisable to realize upon the Collateral, including, but not limited to, to receive, endorse and collect all checks, drafts and other instruments for the payment of money made payable to Borrower included in the Collateral.  The powers of attorney granted to Administrative Agent in this Loan Agreement are coupled with an interest and are irrevocable until the Obligations have been indefeasibly paid in full and fully satisfied and all obligations of Administrative Agent under this Loan Agreement have been terminated.

(c)                                  Remedies are Severable and Cumulative.  All rights and remedies of Administrative Agent herein are severable and cumulative and in addition to all other rights and remedies available in the Note, the other Loan Documents, at law or in equity, and any one or more of such rights and remedies may be exercised simultaneously or successively.

(d)                                 No Marshalling.  Administrative Agent shall be under no duty or obligation to (i) preserve, protect or marshall the Collateral; (ii) preserve or protect the rights of any Credit Party or any other Person claiming an interest in the Collateral; (iii) realize upon the Collateral in any particular order or manner, (iv) seek repayment of any Obligations from any particular source; (v) proceed or not proceed against any Credit Party pursuant to any guaranty or security agreement or against any Credit Party under the Loan Documents, with or without also realizing on the Collateral; (vi) permit any substitution or exchange of all or any part of the Collateral; or (vii) release any part of the Collateral from the Loan Agreement or any of the other Loan Documents (except to the extent such Collateral is permitted to be sold or otherwise disposed of hereunder, in which case, each Lender hereby authorizes Administrative Agent, and Administrative Agent hereby agrees, to release such Collateral), whether or not such substitution or release would leave Administrative Agent adequately secured.

(e)                                  Notices.  To the fullest extent permitted by applicable law, Borrower hereby irrevocably waives and releases Administrative Agent of and from any and all liabilities and penalties for failure of Administrative Agent to comply with any statutory or other requirement imposed upon Administrative Agent relating to notices of sale, holding of sale or reporting of any sale, and Borrower waives all rights of redemption or reinstatement from any such sale.  Any notices required under applicable law shall be reasonably and properly given to Borrower if given by any of the methods provided herein at least ten (10) days prior to taking action.  Administrative Agent shall have the right to postpone or adjourn any sale or other disposition of Collateral at any time without giving notice of any such postponed or adjourned date.  In the event Administrative Agent seeks to take possession of any or all of the Collateral by court process, Borrower further irrevocably waives to the fullest extent permitted by law any bonds and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession, and any demand for possession prior to the commencement of any suit or action.

(f)                                    Application of Funds.  After the exercise of remedies provided for in Section 3.6 above (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Article II) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article II), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the

Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Applicable Law.

Section 3.7                                      Administrative Agent.

(a)                                  Appointment and Duties of Administrative Agent.

(i)                                     The parties hereto agree that Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. shall act, subject to the terms and conditions of this Section 3.7, as Administrative Agent and to the extent set forth herein each Lender hereby irrevocably appoints, authorizes, empowers and directs Administrative Agent to take such action on its behalf and to exercise such powers as are specifically delegated to Administrative Agent herein or are reasonably incidental thereto in connection with the administration of and the enforcement of any rights or remedies with respect to this Loan Agreement, the Note and the other Loan Documents.  It is expressly understood and agreed that the obligations of Administrative Agent under the Loan Documents are only those expressly set forth in this Loan Agreement.  Administrative Agent shall use reasonable diligence to examine the face of each document received by it hereunder to determine whether such documents, on their face, appear to be what they purport to be.  However, Administrative Agent shall not under any duty to examine into and pass upon the validity or genuineness of any documents received by it hereunder and Administrative Agent shall be entitled to assume that any of the same which appears regular on its face is genuine and valid and what it purports to be.

(ii)                                  Except as otherwise set forth in the provisions of Section 3.8(s) of this Loan Agreement, Administrative Agent shall act pursuant to the instructions of the Majority Lenders in all matters relating to the Loan Documents.

(b)                                 Discretion and Liability of Administrative Agent.  Subject to Sections 3.7(a)(ii) above and 3.7(c) and 3.7(e) below, Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it under any of the Loan Documents or otherwise, or with respect to taking or refraining from taking any action or actions which it may be able to take under any of the Loan Documents.  Neither Administrative Agent nor any of its directors, officers, employees, agents or representatives shall be liable for any action taken or omitted by it hereunder or in connection herewith, except for its own gross negligence or willful misconduct.  Administrative Agent shall incur no liability under, or in respect of this Loan Agreement or the other Loan Documents by acting upon a notice, certificate, warranty or other paper or instrument reasonably believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises.

(c)                                  Event of Default.

(i)                                     Administrative Agent shall be entitled to assume that no Default or event which would constitute a Default after notice or lapse of time, or both, has occurred and is continuing, unless Administrative Agent has actual knowledge of such facts or has received notice from Borrower or a Guarantor or from a Lender in writing that such Lender considers that a Default or event which would constitute a Default after notice or lapse of time, or both, has occurred and is continuing and which specifies the nature thereof.

(ii)                                  In the event that Administrative Agent shall acquire actual knowledge of any Default or event which would constitute a Default after notice or lapse of time, or both, or shall have received notice from Borrower, a Guarantor or a Lender as provided in Section 3.7(c)(i) above, Administrative Agent shall promptly notify (either orally, confirmed in writing, or in writing) the Lenders of such Default or event and shall take such action and assert such rights as are contemplated under this Loan Agreement and in an emergency, or if requested in writing by the Majority Lenders shall, take such action and assert such rights as are contemplated under this Loan Agreement.  To the extent not otherwise paid by Borrower, Administrative Agent shall be indemnified pro rata by the Lenders against any liability or expenses (except for any liability or expenses caused by Administrative Agent’s gross negligence or willful misconduct), including, but not limited to, travel expenses and external counsel fees and expenses, incurred in connection with taking such action as Administrative Agent, and not as a Lender.  Administrative Agent may refrain from acting in accordance with any instructions from the Majority Lenders until it shall have been indemnified to its satisfaction against any and all costs and expenses which it will or may expend or incur in complying with such instructions.

(d)                                 Consultation.  When acting in connection with this Loan Agreement, or the other Loan Documents, Administrative Agent may, with the consent of the Majority Lenders, engage and pay for the advice and services of any lawyers, accountants, surveyors, appraisers or other experts whose advice or services may to it appear necessary, expedient or desirable and Administrative Agent shall be entitled to fully rely upon any opinion or such advice so obtained.

(e)                                  Communications to and from Administrative Agent.  When any notice, approval, consent, waiver or other communication or action is required or may be delivered by the Lenders hereunder or the other Loan Documents, action by Administrative Agent (upon the direction, approval or consent of each Lender, all Lenders or the Majority Lenders, as applicable pursuant to the requirements set forth in this Loan Agreement) shall be effective for all purposes hereunder.  Borrower and the Guarantors may rely on any communication from Administrative Agent hereunder or the other Loan Documents, and need not inquire into the propriety of or authorization for such communication.  Upon receipt by Administrative Agent from Borrower, the

Guarantors or any Lender of any communication it will, in turn, promptly forward such communication to the Lenders; provided, however, that Administrative Agent shall not be liable for any costs, expenses or losses arising from any failure to so forward any such communication unless caused by the gross negligence or willful misconduct of Administrative Agent.

(f)                                    Limitations of Agency.  Notwithstanding anything in the Loan Documents, expressed or implied, it is agreed by the parties hereto, that Administrative Agent will act under the Loan Documents as Administrative Agent solely for the Lenders and only to the extent specifically set forth herein, and will, under no circumstances, be considered to be an agent or fiduciary of any nature whatsoever in respect to any other person.  Administrative Agent, in its individual capacity, may generally engage in any business with Borrower and the Guarantors or any of their Affiliates as if it was not Administrative Agent.

(g)                                 No Representations or Warranty.

(i)                                     No Lender (including Administrative Agent) makes to any other Lender any representation or any warranty, expressed or implied, or assumes any responsibility with respect to the Loan or the execution, construction or enforceability of the Loan Documents or any instrument or agreement executed by Borrower, the Guarantors or any other Person in connection therewith.

(ii)                                  Administrative Agent takes no responsibility for the accuracy or completeness of any information concerning Borrower and the Guarantors distributed by Administrative Agent in connection with the Loan nor for the truth of any representation or warranty given or made herein, nor for the validity, effectiveness, adequacy or enforceability of this Loan Agreement or any of the other Loan Documents.

(h)                                 Lender Credit Decision.  Each Lender acknowledges that it has independent of and without reliance upon any other Lender (including Administrative Agent) or any information provided by any other Lender (including Administrative Agent) and based on the financial statements of Borrower and the Guarantors and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Loan Agreement.  Each Lender also acknowledges that it will, independent of and without reliance upon any other Lender (including Administrative Agent) and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under this Loan Agreement and any other documents relating thereto.

(i)                                     Indemnity.  Notwithstanding any of the provisions hereof, to the extent Administrative Agent has not been so indemnified by Borrower, the Lenders shall severally, pro rata in respect of their respective commitments to make Loans, indemnify Administrative Agent against any and all losses, costs, liabilities, damages or expenses, including but not limited to, reasonable travel expenses and external counsel’s reasonable fees and expenses, arising from, or in connection with, its performance as Administrative Agent hereunder and not caused by its gross negligence or willful misconduct.

(j)                                     Resignation.  Administrative Agent may resign as such at any time upon at least thirty (30) days’ prior notice to Borrower and the Lenders, provided that such resignation shall not take effect until a successor agent has been appointed.  In the event of a resignation by Administrative Agent, the Lenders (in consultation with Borrower, provided no Default or Event of Default has occurred and is continuing) shall promptly appoint a successor agent from among the Lenders.

(k)                                  Disbursements and Distributions.  On the date of each Loan advance, Administrative Agent shall disburse each Lender’s pro rata portion of the Loan to or at the direction of Borrower pursuant to this Loan Agreement, to the extent received by Administrative Agent from such Lender.  Administrative Agent shall be responsible for promptly distributing, on the Business Day immediately following the date received by Administrative Agent, each Lender’s share of all net amounts received by Administrative Agent under any of the Loan Documents pursuant to the Loan Agreement among Administrative Agent and the Lenders dated the date hereof.  Each Lender shall be responsible for designating by written notice to Administrative Agent the account to which such distribution shall be deposited.

(l)                                     Limitation of Suits.  All rights of action and claims under this Loan Agreement and the other Loan Documents of the Lenders shall be prosecuted and enforced only by Administrative Agent.  The Lenders agree that they shall not independently institute any proceedings, judicial or otherwise, to enforce their rights against Borrower under this Loan Agreement or the other Loan Documents.  However, notwithstanding anything contained in this Section 3.7(l), the Lenders shall always retain their ability to retain independent counsel and to protect their rights under this Loan Agreement and the other Loan Documents.

(m)                               Right of Setoff.  Subject to the provisions of Section 2.11 hereof, upon the occurrence and during the continuation of any Event of Default, the Lenders each are hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to setoff and apply any and all deposits (general or special, time or demand, provisional or final, whether or not such setoff results in any loss of interest or other penalty, and including without limitation all certificates of deposit) at any time held by the Lenders and all of the indebtedness arising in connection with this Loan Agreement irrespective of whether or not such Lender will have made any demand under this Loan Agreement, the Note or any other Loan Document.  Borrower also hereby grants to each of the Lenders a security interest in and hereby transfers, assigns, sets over and conveys to each of the Lenders, as security for payment of the Loan, all such deposits, funds or property of Borrower or indebtedness of any Lender to Borrower.  Should the right of any Lender to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to Borrower pro rata in accordance with their respective portions of the Loan.  Each Lender agrees to promptly notify Borrower and Administrative Agent after any such setoff and application, provided that the failure to give such notice will not affect the validity of such setoff and application.  The rights of Administrative Agent and the Lenders under this Section 3.7(m) are in addition to other rights and remedies (including without limitation other rights of setoff) which Administrative Agent or the Lenders may have.  Nothing contained herein shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower to such Lender.

Section 3.8                                      Miscellaneous.

(a)                                  Non-Waiver.  No failure or delay on the part of Administrative Agent in exercising any right, power or remedy pursuant to this Loan Agreement, the Note or any of the other Loan Documents shall operate as a waiver thereof, and no single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.  Except as otherwise expressly provided herein, no notice to or demand on Borrower shall in any case entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b)                                 Disclosure.  Subject to Section 3.8(c), Borrower hereby irrevocably authorizes Administrative Agent and each of its Affiliates, to at any time (whether or not an Event of Default shall have occurred) obtain from and disclose to each other any and all financial and other information about Borrower.  Borrower further irrevocably authorizes Administrative Agent to contact, investigate, inquire and obtain references and other information on Borrower from credit reporting services and agencies, former or current creditors, and other Persons and sources (including, without limitation, any Affiliate of Administrative Agent) and to provide to any references, credit reporting services and agencies, creditors and other persons and sources (including, without limitation, Affiliates of Administrative Agent) all financial, credit and other information obtained by Administrative Agent relating to Borrower.

(c)                                  Confidentiality.  Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement or any other Loan Document, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (vii) with the consent of Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this section or (B) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than any Credit Party.  For the purposes of this section, “Information” means all information received from any Credit Party relating to Borrower or any other Credit Party and their businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or any other Credit Party.

(d)                                 Communications.  Delivery of the Loan Agreement, instrument, notice or other document may, at the discretion of Administrative Agent, be by electronic transmission.  Except as required by law or otherwise provided herein or in a writing executed by the party to be bound, all notices demands, requests, accountings, listings, statements, advices or other communications to be given under the Loan Documents shall be in writing, and shall be served either personally, by deposit with a reputable overnight courier with charges prepaid, or by deposit in the United States mail by certified mail return receipt required.  Notices may be addressed to Borrower as set forth at its address shown in the preamble hereto, or at such other address designated in writing by Borrower or at any office to which billing and account statements are sent; to Administrative Agent at its address shown in the preamble hereto, or at such other address designated in writing by Administrative Agent.  Any such communication shall be deemed to have been given upon, in the case of personal delivery the date of delivery, one Business Day after deposit with an overnight courier, two (2) Business Days after deposit in the United States by certified mail (return receipt required), or receipt of electronic transmission (which shall be presumed to be three hours after the time of transmission unless an error message is received by the sender), except that any notice of change of address shall not be effective until actually received.

(e)                                  Costs and Expenses.  Borrower agrees to pay on demand all reasonable fees, costs and expenses in connection (i) with the preparation, execution, delivery, administration, amendment and enforcement of this Loan Agreement, the Note, the other Loan Documents and any other documents to be delivered hereunder and thereunder (including, without limitation, the appraisal and inspection reports required to be paid by it hereunder) and any amendment, modification or supplement hereto or thereto, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lenders and Administrative Agent, and any special counsel associated with them, and with respect thereto and the filing of any document or instrument in connection with any of the foregoing, (ii) with respect to reasonable fees and out of pocket expenses of counsel for advising the Lenders and Administrative Agent as to their rights and responsibilities under this Loan Agreement and the transactions contemplated thereby after a Default or Event of Default, or both, shall have occurred, and (iii) with any filing or recording of any document or instrument.  Borrower has heretofore delivered to Administrative Agent a deposit in the amount of $250,000.00, to be applied against costs and expenses described in this Section.

(f)                                    Right to Perform Obligations.  If Borrower shall fail to do any act or thing which it has covenanted to do under this Loan Agreement or any of the Loan Documents, or any representation or warranty on the part of Borrower contained in this Loan Agreement or any of the Loan Documents shall be breached, then Administrative Agent may, in its sole discretion, after five (5) Business Days written notice is sent to Borrower (or such lesser notice, including no notice, as is reasonable under the circumstances), do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose.  Any and all reasonable amounts so expended by Administrative Agent shall be repayable to Administrative Agent by Borrower upon demand, with interest at the Interest Rate during the period from and including the date funds are so expended by Administrative Agent to the date of repayment, and all such amounts shall be additional Obligations.  The payment or performance by Administrative Agent of any of Borrower’s obligations hereunder shall not relieve Borrower of said obligations or of the consequences of having failed to pay or perform the same, and shall not waive or be deemed a cure of any Default.

(g)                                 Further Assurances.  Borrower agrees to do such further acts and things and to execute and deliver to Administrative Agent such additional Loan Agreements, instruments and documents as Administrative Agent may reasonably require or deem advisable to establish, perfect and maintain Administrative Agent’s security interests and Liens upon the Collateral, including, but not limited to: (i) executing financing statements or amendments thereto when and as reasonably requested by Administrative Agent; and (ii) if in the reasonable judgment of Administrative Agent it is required by local law, causing the owners and/or mortgagees of the real property on which any Collateral may be located to execute and deliver to Administrative Agent waivers or subordinations reasonably satisfactory to Administrative Agent with respect to any rights in such Collateral.

(h)                                 Interpretation; Construction.  (i) Captions and section and paragraph headings in this Loan Agreement are inserted only as a matter of convenience, and shall not affect the interpretation hereof; (ii) no provision of this Loan Agreement shall be construed against a particular Person or in favor of another Person merely because of which Person (or its representative) drafted or supplied the wording for such provision; and (iii) where the context requires: (A) use of the singular or plural incorporates the other, and (B) pronouns and modifiers in the masculine, feminine or neuter gender shall be deemed to refer to or include the other genders.

(i)                                     Governing Law.  This Loan Agreement, the Note and, unless otherwise expressly provided therein, each of the other Loan Documents, shall be governed in all respects by the laws of the State of Illinois, not including its conflict of law provisions.

(j)                                     Severability of Provisions.  Whenever possible, each provision of this Loan Agreement, the Note and the other Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law.  Any provision of this Loan Agreement, the Note or any of the other Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Loan Agreement, the Note and the other Loan Documents or affecting the validity or enforceability of such provision in any other jurisdiction.

(k)                                  Term.  This Loan Agreement shall become effective when executed by Administrative Agent and when it shall have received counterparts hereof, when taken together, bear the signatures of the other parties hereto, and subject to the terms hereof, shall continue in effect so long thereafter as there shall be any moneys owing hereunder or under the Note, or there shall be any other Obligations outstanding. Borrower hereby waives notice of acceptance of this Loan Agreement by Administrative Agent.

(l)                                     Exhibits.  The exhibits to this Loan Agreement are hereby incorporated and made a part hereof and are an integral part of this Loan Agreement.

(m)                               Counterparts; Facsimiles.  This Loan Agreement may be executed in one or more counterparts which, when taken together, constitute one and the same Loan

Agreement.  Signatures transmitted by facsimile or other electronic means shall be effective as originals.

(n)                                 JURISDICTION; WAIVER.  BORROWER ACKNOWLEDGES THAT THIS LOAN AGREEMENT IS BEING ACCEPTED BY ADMINISTRATIVE AGENT AND LENDERS IN PARTIAL CONSIDERATION OF ADMINISTRATIVE AGENT’S AND LENDERS’ RIGHT AND OPTION, IN THEIR SOLE DISCRETION, TO ENFORCE THE LOAN DOCUMENTS IN EITHER THE STATE OF ILLINOIS OR IN ANY OTHER JURISDICTION WHERE CUSTOMER OR ANY COLLATERAL MAY BE LOCATED.  BORROWER IRREVOCABLY SUBMITS ITSELF TO JURISDICTION IN THE STATE OF ILLINOIS AND VENUE IN ANY STATE OR FEDERAL COURT IN THE COUNTY OF COOK FOR SUCH PURPOSES, AND BORROWER WAIVES ANY AND ALL RIGHTS TO CONTEST SAID JURISDICTION AND VENUE AND THE CONVENIENCE OF ANY SUCH FORUM, AND ANY AND ALL RIGHTS TO REMOVE SUCH ACTION FROM STATE TO FEDERAL COURT.  BORROWER FURTHER WAIVES ANY RIGHTS TO COMMENCE ANY ACTION AGAINST LENDER IN ANY JURISDICTION EXCEPT IN THE COUNTY OF COOK AND STATE OF ILLINOIS.  BORROWER AGREES THAT ALL SUCH SERVICE OF PROCESS SHALL BE MADE BY MAIL OR MESSENGER DIRECTED TO IT IN THE SAME MANNER AS PROVIDED FOR NOTICES TO BORROWER IN THIS LOAN AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) DAYS AFTER THE SAME SHALL HAVE BEEN POSTED TO BORROWER OR BORROWER’S AGENT.  NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ADMINISTRATIVE AGENT OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

(o)                                 JURY WAIVER.  ADMINISTRATIVE AGENT, LENDERS AND BORROWER HEREBY EACH EXPRESSLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER PARTY WITH RESPECT TO ANY MATTER RELATING TO, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE LOAN, THE OBLIGATIONS, THIS LOAN AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS AND/OR ANY OF THE TRANSACTIONS WHICH ARE THE SUBJECT MATTER OF THIS LOAN AGREEMENT.

(p)                                 Survival.  All representations, warranties, agreements and covenants contained in the Loan Documents shall survive the signing and delivery of the Loan Documents, and all of the waivers made and indemnification obligations undertaken by Borrower shall survive the termination, discharge or cancellation of the Loan Documents.

(q)                                 Borrower’s Acknowledgments.  Borrower acknowledges that Borrower (i) has had ample opportunity to consult with counsel and such other parties as deemed advisable prior to signing and delivering this Loan Agreement and the other Loan Documents; (ii) understands the provisions of this Loan Agreement and the other Loan Documents, including all waivers contained therein; and (iii) signs and delivers this Loan Agreement and the other Loan Documents freely and voluntarily, without duress or coercion.

(r)                                    Customer Identification — USA Patriot Act Notice; OFAC and Bank Secrecy Act.  Administrative Agent hereby notifies Borrower and each Credit Party that pursuant to the requirements of the USA Patriot Act, and Administrative Agent’s policies and practices, Administrative Agent is required to obtain, verify and record certain information and documentation that identifies Borrower and each Credit Party, which information includes the name and address of Borrower and each Credit Party and such other information that will allow Administrative Agent to identify Borrower and each Credit Party in accordance with the USA Patriot Act.  In addition, Borrower shall (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower or any Subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause its Subsidiaries to comply, with all Applicable Laws.

(s)                                  Amendment.

(i)                                     Neither this Loan Agreement nor any other Loan Document, nor any provision hereof or thereof, including without limitation this Section 3.8(s), may be amended, modified, waived, discharged or terminated, or any consent related thereto granted, orally, but only by an instrument in writing signed by Borrower and Majority Lenders; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall, without the consent of each Lender (A) extend the Maturity Date, extend the time of payment for or reduce the amount of any scheduled principal repayment, or reduce the rate or extend the time of payment of interest on the Loan or Note (except that Administrative Agent may, in its discretion, without the consent of any of the Lenders, but upon notice to the Lenders, so long as no other Default then exists hereunder, waive (I) the applicability of up to two (2) Late Charges during the term of the Loan, so long as the payment to which such Late Charge relates was paid within ten (10) days after such payment was due and (II) the applicability of a Default Rate increase for up to thirty (30) days if Borrower has paid a Late Charge with respect to the past-due payment giving rise to such otherwise increased interest rate) or reduce the principal amount thereof, (B) release any Rig or other material amount of Collateral for the Loan (except as expressly provided in the Loan Documents), (C) amend, modify or waive any provision of this Section 3.8(s), (D) change the percentage specified in the definition of Majority Lenders, (E) consent to the assignment or transfer by Borrower of any of its rights or obligations under this Loan Agreement or the other Loan Documents, (F) amend, modify or waive any provision in this Loan Agreement or in any other Loan Document to the extent providing for payments or prepayments on the Note to be applied pro rata among the Lenders, or (G) release any Guarantor from its Guaranty (except as set forth in its Guaranty); provided, further, that no such amendment, modification, waiver, discharge, termination or consent shall (I) increase the Loan commitment of any Lender over the amount thereof then in effect without the consent of such Lender or (II) without the consent of Administrative Agent, amend, modify or waive any provision relating to the rights or obligations of Administrative Agent.

(ii)                                  This Loan Agreement shall be binding upon and inure to the benefit of Borrower, the Guarantors, Administrative Agent and the Lenders, and their respective successors and assigns, except that Borrower and the Guarantors shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of Administrative Agent and all the Lenders.

(t)                                    Assignments and Participations.

(i)                                     Each Lender shall have the right to assign all or any portion of its portion of the Loan outstanding under this Loan Agreement or the Note to any Eligible Assignee, so long as, at least five (5) Business Days prior to the effectiveness of such assignment (except in the case of a Related Lender Assignment, which shall be governed by the provisions of Section 3.8(t)(ii) below) (A) an Assignment and Acceptance with respect to such assignment is delivered to Administrative Agent and (B) the assigning Lender or the assignee pays to Administrative Agent a transfer fee in an amount equal to $3,500.00 (the “Assignment Fee”), at which time such Eligible Assignee shall become entitled to the benefits, and subject to the requirements and obligations, of this Loan Agreement and the other Loan Documents.

(ii)                                  A Lender may effect a Related Lender Assignment without paying the Assignment Fee and without delivering an Assignment and Acceptance to Administrative Agent or to any other Person; provided, however, that (A) Borrower and Administrative Agent may continue to deal solely and directly with such assigning Lender until the date that is five (5) Business Days after an Assignment and Acceptance has been delivered to Administrative Agent for recordation in the Register, (B) the failure of such assigning Lender to deliver an Assignment and Acceptance to Administrative Agent shall not affect the legality, validity, or binding effect of such assignment as between such assigning Lender and such assignee, and (C) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or Approved Fund of such Lender shall be effective as of the date specified in such Assignment and Acceptance, once recorded on the Related Party Register (as defined below).  Subject to the provisions of this Section 3.8(t), Borrower agrees that each assignee party to a Related Lender Assignment shall be entitled to the benefits, and subject to the requirements and obligations, of this Loan Agreement and the other Loan Documents to the same extent as if it had consummated such assignment and acceptance by delivery of an Assignment and Acceptance to Administrative Agent.

(iii)          Administrative Agent shall, on behalf of and acting solely for this purpose as the non-fiduciary agent of Borrower, maintain, or cause to be maintained at Administrative Agent’s office where Borrower makes payments due hereunder, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the commitments of, and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”).  In the case of any Related Lender Assignment, the Lender making such Related Lender Assignment shall, on behalf of and acting solely for this purpose as the non-fiduciary agent of Borrower, maintain a comparable register (the “Related Party Register”).  The entries in the Register (or, in the case of a Related Lender Assignment, the Related Party Register) shall be conclusive and binding for all purposes, absent manifest error.  Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register (and any Lender that makes a Related Lender Assignment shall treat each Person whose name is recorded in the Related Party Register) as a Lender hereunder for all purposes of this Loan Agreement, including, without limitation, the right to receive payments of principal and interest hereunder.  The Register and the Related Party Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice.  A Registered Loan may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register.  Any assignment or sale of all or part of such Registered Loan may be effected only by registration of such assignment or sale on the Register or the Related Party Register.  Within thirty (30) days (five (5) Business Days in the event of a Related Lender Assignment) after its receipt of a completed Assignment and Acceptance executed by an assigning Lender and an assignee, and the Assignment Fee if required by the provisions of this Section 3.8(t), Administrative Agent or Lender, as the case may be, shall record the information contained therein in the Register or the Related Party Register.

(iv)          Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Loan Agreement and the other Loan Documents (including, without limitation, all or a portion of its commitments to make Loans or the Loans made by it); provided, that (A) such Lender’s obligations under this Loan Agreement (including without limitation, its commitments to make Loans hereunder) and the other Loan Documents shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Loan Agreement and the other Loan Documents; and (C) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except that a participant that is an Affiliate or Approved Fund of the participating Lender may require such Lender to obtain such participant’s approval before such participating Lender approves any (I) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (II) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Loan Agreement, or (III) actions directly effecting a release of all or a substantial portion of the collateral or any Credit Party (except as set forth in this Loan Agreement or any other Loan Document).

(v)           In the event that any Lender sells participations in a Registered Loan, such Lender shall, on behalf of and acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan which is the subject of the participation (the “Participant Register”).  A Registered Loan may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan may be effected only by the registration of such participation on the Participant Register.  The Participant Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice.  Further, any Lender shall have the right, without notice or the payment of an Assignment Fee, to encumber or hypothecate its interest to any funding source or participant (collectively, for purposes of this paragraph, a “Funding Source”) as long as such Funding Source maintains a “blind” status and such Lender continues to act in its capacity as a Lender hereunder notwithstanding the Funding Source.

(vi)          Except to the extent set forth in Section 3.8(t)(iv) above, neither any participant of a Registered Loan nor any Funding Source shall be entitled to the benefits, or subject to the requirements and obligations, of this Loan Agreement, and Borrower and Administrative Agent may continue to deal solely and directly with the participating, encumbering or hypothecating Lender.

(u)           INTEGRATION.  THIS LOAN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, CONSTITUTES THE ENTIRE UNDERSTANDING AND REPRESENTS THE FULL AND FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR WRITTEN AGREEMENTS OR PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES.  WITHOUT LIMITING THE FOREGOING, BORROWER ACKNOWLEDGES THAT: (I) NO PROMISE OR COMMITMENT HAS BEEN MADE TO IT BY ADMINISTRATIVE AGENT, ANY LENDER, MLPF&S OR ANY OF THEIR RESPECTIVE EMPLOYEES, AGENTS OR REPRESENTATIVES TO MAKE ANY LOAN ON ANY TERMS OTHER THAN AS EXPRESSLY SET FORTH HEREIN, OR TO MAKE ANY OTHER LOAN OR OTHERWISE EXTEND ANY OTHER CREDIT TO BORROWER OR ANY OTHER PARTY; AND (II) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THIS LOAN AGREEMENT SUPERSEDES AND REPLACES ANY AND ALL PROPOSALS, LETTERS OF INTENT AND APPROVAL AND COMMITMENT LETTERS FROM ADMINISTRATIVE AGENT OR ANY LENDER TO BORROWER, NONE OF WHICH SHALL BE CONSIDERED A LOAN DOCUMENT.  NO AMENDMENT OR MODIFICATION OF ANY OF THE LOAN DOCUMENTS TO WHICH BORROWER IS A PARTY SHALL BE EFFECTIVE UNLESS IN A

WRITING SIGNED BY ADMINISTRATIVE AGENT, MAJORITY OR ALL LENDERS, AS THE CASE MAY REQUIRE, AND BORROWER.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

This Loan Agreement and the other Loan Documents are executed under seal and are intended to take effect as sealed instruments.

IN WITNESS WHEREOF, this Loan Agreement has been executed as of the day and year first above written.

LARCLAY, L.P.,

By:  Larclay GP, LLC, its general partner,
a Texas limited liability company

By:	/s/ Michael L. Pollard
Michael L. Pollard
Manager

Accepted at Chicago, Illinois:

MERRILL LYNCH CAPITAL,
a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent

By:	/s/ Steve Coley
Steve Coley
Vice President, Group Credit Manager

MERRILL LYNCH CAPITAL,
a division of Merrill Lynch Business Financial Services Inc., as a Lender

By:	/s/ Steve Coley
Steve Coley
Vice President, Group Credit Manager

Signature Page to Term Loan and Security Agreement

Schedule 1

Lender Loan Commitments

Name of Lender	Loan Commitment	Percentage Share of Loan Commitment
MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc.	$75,000,000.00	100%

Schedule 1 to Term Loan and Security Agreement